UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Atlantic Capital Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Atlantic Capital Bancshares, Inc.

945 East Paces Ferry Road NE, Suite 1600

Atlanta, Georgia 30326

(404) 995-6050

April 9, 2021

To the Shareholders of Atlantic Capital Bancshares, Inc.:

We are pleased to invite you to attend the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Atlantic Capital Bancshares, Inc. (the “Company”). The Annual Meeting will be held in virtual format via the Internet at www.meetingcenter.io/259530454 on Thursday, May 20, 2021 at 10:00 a.m., Eastern Time.

Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement, each of which we urge you to read carefully. In addition, enclosed are a proxy card and a copy of our Annual Report to Shareholders for the year ended December 31, 2020.

We sincerely hope that you can attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to review these proxy materials and vote your shares in advance of the Annual Meeting by Internet, by telephone, or by mail. Instructions regarding Internet and telephone voting, and attending the virtual Annual Meeting, are included on the proxy card. If you choose to submit a proxy by mail, please mark, sign, and date the proxy card and return it in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is exercised as explained in the Proxy Statement. If you attend the virtual Annual Meeting, and desire to vote during the virtual Annual Meeting, please follow the voting instructions at www.meetingcenter.io/259530454.

If you have any questions or need assistance voting your shares, please contact Patrick T. Oakes, the Company’s Executive Vice President, Chief Financial Officer, and Secretary, at (404) 995-6050.

Sincerely,

Douglas L. Williams	Walter M. Deriso, Jr.
President and Chief Executive Officer	Chairman of the Board

Atlantic Capital Bancshares, Inc.

945 East Paces Ferry Road NE, Suite 1600

Atlanta, Georgia 30326

(404) 995-6050

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 20, 2021 AT 10:00 A.M.

The 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Atlantic Capital Bancshares, Inc. (the “Company”) will be held in virtual format via the internet at www.meetingcenter.io/259530454  on Thursday, May 20, 2021 at 10:00 a.m., Eastern Time, for the following purposes:

1.to elect ten directors of the Company to serve one-year terms expiring at the 2022 annual meeting of shareholders or until their successors are duly elected and qualified;

2.to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;

3.to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers (as defined in this proxy statement);

4.to approve, on a non-binding advisory basis, the frequency of future shareholder advisory votes on the compensation of our Named Executive Officers; and

to transact such other business, if any, as may properly come before the Annual Meeting or any adjournment thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

Due to the ongoing challenging circumstances presented by the COVID-19 coronavirus pandemic, and in the interest of protecting the health and safety of our shareholders, employees and directors, the Annual Meeting will be held in a virtual only format.

In order to submit questions or vote at the virtual Annual Meeting:

●	If you are a registered shareholder, the password and your unique control number for accessing the virtual Annual Meeting can be found on the enclosed proxy card. Please see General Information—Attending and Voting at the Virtual Annual Meeting on page 2 of the enclosed proxy statement for instructions.
●	If your shares are held in “street name” through a bank, broker or other intermediary, you will need to submit a valid proxy issued by your bank or broker in order to register to participate in and vote at the virtual Annual Meeting. Please see General Information—Registration Instructions on page 2 of the enclosed proxy statement for instructions.

We have fixed March 19, 2021 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of the Company’s common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

You are cordially invited to attend the virtual Annual Meeting. Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to review these proxy materials and vote your shares in advance of the Annual Meeting by Internet, telephone, or mail, as described on the enclosed proxy card. You may also vote your shares at the Annual Meeting by following the instructions at www.meetingcenter.io/259530454.

The Board of Directors recommends that shareholders vote “FOR” each of the director nominees, “FOR” the ratification of the appointment of our independent registered public accounting firm, “FOR” the approval of the compensation of our Named Executive Officers, and “ONE YEAR” for the frequency of future advisory votes on the compensation of our Named Executive Officers.

You may revoke your proxy at any time prior to or at the Annual Meeting by written notice to the Company, by executing a proxy bearing a later date, or by voting at the virtual Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 20, 2021:  the Company’s Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report to Shareholders are available free of charge at www.edocumentview.com/ACBI and on the Company’s Investor Relations website at www.atlanticcapitalbank.com.

By order of the Board of Directors,

Patrick T. Oakes
Executive Vice President, Chief Financial Officer, and Secretary
Atlanta, Georgia
April 9, 2021

April 9, 2021

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 20, 2021

The Board of Directors (the “Board of Directors” or “Board”) of Atlantic Capital Bancshares, Inc. (the “Company”) is furnishing you this proxy statement to solicit proxies, on its behalf, to be voted at the Company’s 2021 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Thursday, May 20, 2021, at 10:00 a.m., Eastern Time, virtually via the Internet at www.meetingcenter.io/259530454, and at any adjournment or adjournments thereof. These proxy materials are first being mailed or made available to shareholders on or about April 9, 2021.

The entire cost of soliciting these proxies will be borne by the Company. In addition to the delivery of the proxy materials by mail, the Company may request banks, brokers, and other record holders, or a proxy solicitor acting on its behalf, to send proxies and proxy materials to the beneficial owners of the Company’s common stock, including unvested shares of the Company’s restricted stock, and secure their voting instructions and will reimburse them for their reasonable expenses in so doing. The Company has not engaged a proxy solicitor to solicit proxies from shareholders; however, the Company retains the right to do so if it deems such solicitation necessary. Furthermore, the Company may also use one or more of its current employees, who will not be specially compensated, to solicit proxies from shareholders in person, by telephone, by e-mail, or by special letter.

The Annual Meeting will be held for the purpose of considering and voting upon the following:

1.to elect ten directors of the Company to serve one-year terms expiring at the 2022 annual meeting of shareholders or until their successors are duly elected and qualified;

2.to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;

3.to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers (as defined in this proxy statement);

4.to approve, on a non-binding advisory basis, the frequency of future shareholder advisory votes on the compensation of our Named Executive Officers; and

to transact such other business, if any, as may properly come before the Annual Meeting or any adjournment thereof. The Board is not aware of any other business to come before the Annual Meeting.

i

ii

GENERAL INFORMATION

Date, Time, and Place

The Company will hold its Annual Meeting virtually via the Internet at www.meetingcenter.io/259530454 at 10:00 a.m., Eastern Daylight Time, on Thursday, May 20, 2021.

Purpose of the Annual Meeting

At the Annual Meeting, the Company’s shareholders will be asked to consider and vote upon the following:

1.to elect ten directors of the Company to serve one-year terms expiring at the 2022 annual meeting of shareholders or until their successors are duly elected and qualified;

2.to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;

3.to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers;

4.to approve, on a non-binding advisory basis, the frequency of future shareholder advisory votes on the compensation of our Named Executive Officers; and

to transact such other business, if any, as may properly come before the Annual Meeting or any adjournment thereof.  The Board is not aware of any other business to come before the Annual Meeting.

Recommendation of the Board of Directors

The Board has determined that each of the proposals is advisable and in the best interests of the Company and its shareholders and recommends that the Company’s shareholders vote:

●	“FOR” each of the director nominees (Proposal 1);
●	“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal 2);
●	“FOR” the approval of the compensation of our Named Executive Officers (Proposal 3); and
●	“ONE YEAR” for the frequency of future advisory votes on the compensation of our Named Executive Officers (Proposal 4).

Who May Vote

Shareholders of record of Company common stock (“Common Stock”), as of the close of business on March 19, 2021, the record date established by the Company’s Board of Directors, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Each share of Common Stock is entitled to one vote on each matter expected to be presented at the Annual Meeting, including the election of directors. On the record date, there were 20,362,327 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Voting Methods

If you are the registered holder of your shares, you may vote at the Annual Meeting: (i) by following the instructions at www.meetingcenter.io/259530454, (ii) by mail via your proxy card, (iii) by telephone, or (iv) on the Internet prior to the Annual Meeting. Instructions regarding telephone and Internet voting, and voting during the virtual Annual Meeting, are included on the proxy card. If you choose to submit a proxy by mail, please mark, sign, and date the proxy card and return it in the enclosed postage-paid envelope. If a nominee, such as a bank or broker holds your shares, you will receive voting instructions directly from the bank or broker.

Voting by Proxy

The form of proxy solicited by the Board permits you to specify a choice among “for” all nominees, “for all except” designated nominees, and “withhold” authority to vote for each nominee for election as director; a choice among “for,” “against,” and “abstain” with respect to the auditor ratification proposal; a choice among “for,” “against,” and “abstain” to vote, on a non-binding advisory basis, to approve our Named Executive Officer compensation; and “one year,” “two years” and “three years,” and “abstain” to vote, on a non-binding advisory basis, on the frequency of future advisory votes on the compensation of our Named Executive Officers. All shares represented by valid proxies that the Company receives through this solicitation, and that are not revoked, will be voted according to your instructions on the proxy card or as instructed by phone or via the Internet. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations. If other matters properly come before the Annual Meeting, the persons appointed to vote the proxies will vote on these matters in accordance with their best judgment. The proxies also have discretionary authority to vote to adjourn the Annual Meeting, including for the purpose of soliciting proxies to vote in accordance with the Board’s recommendations. The Board has selected Douglas L. Williams, Patrick T. Oakes, and Annette F. Rollins to act as proxies with full power of substitution at the Annual Meeting. Any of them are authorized to vote, on behalf of the Board, all proxies to vote shares of Common Stock at the Annual Meeting or any adjournment thereof granted by shareholders of the Company. The enclosed proxy with respect to the Annual Meeting is solicited by the Board.

Attending and Voting at the Virtual Annual Meeting

Due to the ongoing challenging circumstances presented by the COVID-19 coronavirus pandemic, and in the interest of protecting the health and safety of our shareholders, employees and directors, the Annual Meeting will be held in a virtual only format. We are continuing to monitor the impact of the COVID-19 coronavirus pandemic. If circumstances necessitate a change in the date, time or format of the Annual Meeting, we will announce any such change via a press release, which will be published on our website and filed with the U.S. Securities and Exchange Commission.

If you are a registered shareholder and you have been issued a control number, you will be able to attend the virtual Annual Meeting, vote your shares, and submit your questions by following the instructions at www.meetingcenter.io/259530454.

To participate in and vote at the virtual Annual Meeting, you will need to review the information included on your proxy card or on the instructions that accompanied your proxy materials, including your unique control number. The password for the meeting is ACBI2021.

If you are not a shareholder, or do not have a control number, you will be able to attend the virtual Annual Meeting as a guest by logging on at www.meetingcenter.io/259530454 using the password ACBI2021, but you will not be able to submit questions or vote your shares.

If you hold your shares through an intermediary, such as a bank or broker, and you wish to participate in or vote your shares at the virtual Annual Meeting, you must register in advance. Please see General Information—Registration Instructions below.

The virtual Annual Meeting will begin promptly at 10:00 a.m., Eastern Daylight Time. You may log in beginning at 9:45 a.m. We encourage you to access the virtual Annual Meeting prior to the start time leaving ample time to confirm that your internet or Wi-Fi connection is sufficient to access the features of the virtual Annual Meeting, and to allow sufficient time to check in. The virtual meeting platform is supported across browsers (MS Edge, Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) that have the most updated version of applicable software and plugins installed. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it, or you may call 1-888-724-2416. While there is no fee to attend the virtual Annual Meeting, you may incur data or other fees imposed by your internet or wireless carrier.

Registration Instructions

If you are a registered shareholder (i.e., you hold your shares in certificated form or through our transfer agent, Computershare), you do not need to register to attend the virtual Annual Meeting. Please follow the instructions on the proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must contact your bank or broker to obtain a valid proxy, and then register in advance to attend the virtual Annual Meeting.

To register to attend the virtual Annual Meeting you must submit proof of your proxy power (a proxy granted by your bank or broker) reflecting your ownership of Common Stock along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Daylight Time, on May 17, 2021. You will receive a confirmation of your registration by email after Computershare receives your registration materials. You will also receive a control number. Once you have received confirmation and a control number, please follow the instructions set forth in “Attending and Voting the Virtual Annual Meeting” above.

Requests for registration should be directed to the following:

By email:

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com and indicate “Atlantic Capital Bancshares, Inc. Legal Proxy” in the “Re” line of your email.

By mail:

Computershare

Atlantic Capital Bancshares, Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001.

Revocability of Proxies

Even if you execute a proxy, you have the right to revoke it and change your vote by notifying us at any time before your proxy is voted. You may revoke a proxy at any time before the shares are voted, by submitting written notice of revocation to Patrick T. Oakes, the Company’s Secretary; by submitting a proxy by mail, Internet, or telephone, having a later date; or by voting at the virtual Annual Meeting. Unless so revoked, the shares of Common Stock represented by the valid proxies received pursuant to this solicitation will be voted in accordance with the specifications given therein. Attendance at the virtual Annual Meeting, without voting, will not serve to revoke a previously submitted proxy.

Quorum and Vote Necessary for Action

Quorum. The presence of the holders of a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting, present in person (which includes shareholders who have accessed the virtual Annual Meeting and entered their control number) or represented by proxy, is necessary to constitute a quorum.

Broker Non-Votes. A broker holding shares in “street name” for a beneficial owner has discretion (but is not required) to vote the client’s shares with respect to “routine” matters if the client does not provide voting instructions. The broker, however, is not permitted to vote the client’s shares with respect to “non-routine” matters without voting instructions. A “broker non-vote” occurs when your broker submits a proxy for your shares but does not vote on a particular proposal because the broker does not have discretionary voting power for that item and has not received instructions from you. Broker non-votes, if any, will be counted for purposes of determining a quorum but will not be treated as votes cast and therefore will have no effect on the vote required for a particular matter.

“Routine” and “Non-routine” Matters. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm is considered a “routine” matter under applicable stock exchange rules. Therefore, even if your broker does not receive voting instructions from you, your broker is entitled (but not required) to vote your shares on this proposal. The election of directors is considered a “non-routine” matter under applicable stock exchange rules, and your broker is not entitled to vote your shares on this proposal without your instructions.

Abstentions and Withheld Votes. If you abstain from voting or withhold your vote on a particular matter, your vote will be counted for purposes of determining whether a quorum is present but will not be treated as cast either for or against that matter.

Required Vote. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, which means that the ten director nominees who receive the greatest number of “for” votes will be elected. You may vote “for,” “for all except” designated nominees, or “withhold” with respect to the election of directors. Ratification of the appointment of our independent registered accounting firm requires the affirmative vote of the majority of the votes cast with respect to this matter at the Annual Meeting. You may vote “for,” “against,” or “abstain” with respect to the ratification of the appointment of our independent registered public accounting firm. The compensation of our Named Executive Officers will be approved, on a non-binding advisory basis, if the votes cast in favor of the proposal exceed the votes cast against the proposal. For the advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers, the frequency receiving the greatest number of votes cast — one year, two years, or three years — will be deemed by us as the frequency that has been recommended by shareholders.

Advisory Votes. Proposal 3 and Proposal 4 call for advisory votes, and accordingly the results will not be binding on the Company, our Board or our Compensation Committee. However, the Board and the Compensation Committee will consider the outcome of the votes when making future compensation decisions for our Named Executive Officers and when making future decisions regarding the frequency of the advisory vote on the compensation of our Named Executive Officers.

REFERENCES TO OUR WEBSITE ADDRESS

References to our website address throughout this proxy statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s (the “SEC”) rules. These references are not intended to, and do not, incorporate the contents of our website by reference into this proxy statement or the accompanying materials.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table sets forth information with respect to the beneficial ownership of Common Stock as of March 19, 2021 by those persons known to the Company to be the beneficial owners of more than five percent of the Common Stock, based solely on the most recent statements of ownership filed with the SEC and the information contained in those filings. Percentages are calculated based on 20,362,327 shares outstanding as of March 19, 2021. The nature of beneficial ownership of the shares included is presented in the notes following the table.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership (1)	Common Stock
T. Rowe Price Associates, Inc. (2)	2,893,573	14.2%
BlackRock, Inc. (3)	1,559,391	7.7%
The Vanguard Group (4)	1,137,226	5.6%
Dimensional Fund Advisors LP (5)	1,122,512	5.5%

(1)	“Beneficial Ownership” for purposes of this table is determined according to the meaning of applicable securities regulations and based on a review of reports filed with the SEC pursuant to Sections 13(d) and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(2)	The information reported is based upon a Schedule 13G/A, which was filed with the SEC on February 16, 2021. Consists of 688,777 shares of Common Stock in which T. Rowe Price Associates, Inc. (“T. Rowe Price”) has sole voting power and 2,893,573 shares of Common Stock in which T. Rowe Price has sole dispositive power. The Schedule 13G/A further states that the ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which T. Rowe Price serves as investment adviser. Any and all discretionary authority that has been delegated to T. Rowe Price may be revoked in whole or in part at any time. The address of T. Rowe Price is 100 E. Pratt Street, Baltimore, MD 21202.
(3)	The information reported is based upon a Schedule 13G/A, which was filed with the SEC on February January 29, 2021. Consists of 1,539,219 shares of Common Stock in which BlackRock, Inc. (“BlackRock”) has sole voting power and 1,559,391 shares of Common Stock in which BlackRock has sole dispositive power. According to the Schedule 13G filed by BlackRock, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and no one person's interest in our Common Stock was more than 5% of the total outstanding. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(4)	The information reported is based upon a Schedule 13G/A, which was filed with the SEC on February 10, 2021. Consists of 0 shares of Common Stock in which The Vanguard Group (“Vanguard”) has sole voting power, 1,115,371 shares of Common Stock in which Vanguard has sole dispositive power, 14,291 shares of Common Stock in which Vanguard has shared voting power, and 21,855 shares of Common Stock in which Vanguard has shared dispositive power. According to the Schedule 13G filed by Vanguard, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 20,114 shares of Common Stock as a result of its serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 13,100 shares of Common Stock as a result of its serving as investment manager of Australian investment offerings. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(5)	The information reported is based upon a Schedule 13G, which was filed with the SEC on February 12, 2021. Consists of 1,057,788 shares of Common Stock in which Dimensional Fund Advisors LP (“Dimensional”) has sole voting power and 1,122,512 shares of Common Stock in which Dimensional has sole dispositive power. According to the Schedule 13G filed by Dimensional, Dimensional is a registered investment advisor to four registered investment companies and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”), and in certain cases, subsidiaries of Dimensional may act as an advisor or sub-adviser to certain Funds. In the Schedule 13G, Dimensional reports that all securities reported in such Schedule 13G are owned by the Funds, and Dimensional disclaims beneficial ownership with respect to all such shares. The address of Dimensional is 6300 Bee Cave Road, Building One, Austin, TX 78746.

Directors and Executive Officers

The following table sets forth information with respect to the beneficial ownership of Common Stock as of March 19, 2021 by all current directors, the named executive officers as identified in the Summary Compensation Table included in this proxy statement (the “Named Executive Officers”), and all current directors and executive officers of the Company as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power over the shares included in the table.

	Amount and Nature of Beneficial		Percent of Common
Name of Beneficial Owner	Ownership (1)		Stock (1)
Douglas L. Williams	252,496		1.2%
Patrick T. Oakes	77,103	(2)	*
Richard A. Oglesby, Jr.	68,672	(3)	*
Walter M. Deriso, Jr.	176,363		*
Shantella E. Cooper	5,995		*
David H. Eidson	2,000		*
Henchy R. Enden	8,245		*
James H. Graves	34,143	(4)	*
Douglas J. Hertz	59,566	(5)	*
Thomas M. Holder	35,251	(6)	*
Lizanne Thomas	6,414		*
Marietta Edmunds Zakas	15,009		*
Gary G. Fleming, Jr.	28,953	(7)	*
Kurt A. Shreiner	75,103		*
All current directors and executive officers as a group (16 persons)	890,043	(8)	4.4%

*	Less than 1% of the outstanding shares of Common Stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares shown as beneficially owned. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 19, 2021 are deemed outstanding for computing the shares and percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person or entity. Except as otherwise indicated, the persons or entities listed in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Applicable percentage of ownership is based upon 20,362,327 shares of our Common Stock outstanding on March 19, 2021.
(2)	Includes 50,000 shares of Common Stock issuable with respect to options presently exercisable.
(3)	Includes 12,500 shares of Common Stock in which Mr. Oglesby shares voting and dispositive power with his spouse and 7,000 shares of Common Stock held by the Richard A Oglesby & Lamar E IR Trust with respect to which Mr. Oglesby has dispositive and voting control.
(4)	Includes 15,000 shares of Common Stock owned by Mr. Graves’ spouse, and 16,000 shares of Common Stock owned by Erwin, Graves and Associates, LP with respect to which Mr. Graves has dispositive and voting control.
(5)	Includes 5,000 shares of Common Stock issuable with respect to options presently exercisable and 34,575 shares of Common Stock held by the Douglas J. Hertz Family Foundation with respect to which Mr. Hertz has dispositive and voting control.
(6)	Includes 25,000 shares owned by Holder Atlanta, LLC with respect to which Mr. Holder has dispositive and voting control.
(7)	Includes 1,181 shares of restricted stock and 12,500 shares of Common Stock in which Mr. Fleming shares voting and dispositive power with his spouse.
(8)	Consists of shares of Common Stock beneficially owned by all current directors and executive officers. Includes 55,000 shares of Common Stock issuable with respect to options presently exercisable and 2,012 shares of restricted stock.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Bylaws provide that the Board of Directors will consist of at least five but not more than twenty-five members. The exact number of directors may be fixed or changed from time to time, within the minimum and maximum, by the shareholders by the affirmative vote of a majority of all the outstanding shares of Common Stock entitled to vote in an election of directors, or by the Board by the affirmative vote of a majority of the directors then in office.

The number of directors is currently fixed at ten, with all directors currently serving terms expiring at the Annual Meeting. Each director also currently serves as a director of Atlantic Capital Bank, the Company’s wholly-owned banking subsidiary (the “Bank”).

The Board of Directors, upon recommendation of the Governance and Nominating Committee, has nominated Walter M. Deriso, Jr., Shantella E. Cooper, David H. Eidson, Henchy R. Enden, James H. Graves, Douglas J. Hertz, Thomas M. Holder, Lizanne Thomas, Douglas L. Williams, and Marietta Edmunds Zakas, all of whom currently are directors of the Company and whose terms expire at the Annual Meeting, for election by the shareholders. Upon election, each such nominee will serve until the 2022 annual meeting of shareholders or until his or her earlier resignation or retirement or until a successor is elected and qualified. Although the Board expects that each of the nominees will be available for election, if a vacancy in the slate of nominees is caused by death, resignation, or any other unexpected occurrence, the persons named as proxies in the accompanying form of proxy may vote for a substitute nominee proposed by the Board.

Proxies may not be voted for a number of persons greater than the number of nominees.

The Board of Directors recommends a vote “FOR” each of Walter M. Deriso, Jr., Shantella E. Cooper, David H. Eidson, Henchy R. Enden, James H. Graves, Douglas J. Hertz, Thomas M. Holder, Lizanne Thomas, Douglas L. Williams, and Marietta Edmunds Zakas for election as directors of the Company.

Properly submitted proxies will be voted “FOR” election of each of the nominees unless otherwise specified.

DIRECTORS AND EXECUTIVE OFFICERS

This section provides information regarding the current directors and executive officers of the Company. Each of the current directors of the Company is also a current director of the Bank. Directors of the Company serve for a term of one year and are elected at the Company’s annual meeting of shareholders, and directors of the Bank serve for a term of one year and are elected by the Company, as the Bank’s sole shareholder, each year at the Bank’s annual meeting of shareholders.

Pursuant to a Stock Purchase Agreement by and between First Security Group, Inc. (“First Security”) and the investors named therein, which was assumed by the Company in connection with the acquisition of First Security in November 2015, MFP Partners, L.P. has the right to designate one nominee for election to the Board. MFP Partners, L.P. has designated Henchy R. Enden as a nominee for election at the Annual Meeting.

The following biographical information for our director nominees and executive officers discloses each person’s age as of April 9, 2021, business experience, and other directorships held during the past five years. For our director nominees, it also includes the experiences, qualifications, attributes, and skills that caused the Governance and Nominating Committee and the Board to determine that the individual should serve as a director for the Company, and the year that each individual was first elected to the Board or the Board of Directors of the Bank. Unless otherwise specified, each individual has held his or her current position for at least five years. The Company’s officers are appointed or elected by the Board and hold office at the discretion of the Board

Information About our Board of Directors

Walter M. “Sonny” Deriso, Jr. (74) — Mr. Deriso has been Chairman and a director of the Company since October 2006. Mr. Deriso served as the Company’s Executive Chairman from October 2006 to June 2013 and has served as the non-executive Chairman since June 2013. From 1997 to February 2005, Mr. Deriso served as Vice Chairman of Synovus Financial Corp., a diversified financial services company, in Columbus, Georgia, where he was responsible for Synovus Financial Management Services, including Synovus Securities, Inc., Synovus Trust Company, Synovus Insurance Company, Inc., and Private Client Services and 14 Synovus banks. From 1997 to 2005, he served as a member of the board of directors of Synovus Financial Corp, as Chairman of the board of Synovus Trust Company, as Chairman of Synovus Insurance Services, Inc. of Georgia, Alabama, and South Carolina, and as Chairman of the Synovus Leadership Institute. From 1997 to 2006, Mr. Deriso served as Chairman of the board of Security Bank and Trust Company of Albany, a Synovus bank. He served on the board of directors of Post Properties from 2004 through 2016. He is currently an emeritus member of the board of trustees of Emory University, Chairman of the board of directors of the Georgia Regional Transportation Authority, immediate past Chairman of the board of directors of the Georgia Chamber of Commerce, currently on the Executive Committee of the Georgia Chamber of Commerce, Chairman Emeritus of the Board of Curators of the Georgia Historical Society and on the Board of Directors of The Task Force for Global Health. The Board believes that Mr. Deriso’s strong leadership and deep institutional knowledge and perspective regarding the Company’s strengths, weaknesses, and opportunities qualify him to serve on the Board.

Shantella E. “Shan” Cooper (53) — Ms. Cooper has been a director of the Company since January 2019.  She has served as the Executive Director for the Atlanta Committee for Progress since January 2019, where she provides leadership on key issues relating to economic growth and inclusion in Atlanta. From February 2016 to May 2018, Ms. Cooper served as the Chief Transformation Officer for WestRock Company, a corrugated package company in Atlanta, Georgia, where she was responsible for leading the company's efforts to develop processes and capabilities needed for growth. From January 2011 to February 2016, Ms. Cooper served as the vice president and general manager of Lockheed Martin Aeronautics Company. She has served on the boards of directors of Georgia Power Company (NYSE) since February 2017, Veritiv Corporation (NYSE) since February 2020 and Intercontinental Exchange, Inc. (NYSE) since December 2020.  Ms. Cooper is also on the board of trustees of Emory University, where she serves as the Chair of the Audit Committee.  Additionally, Ms. Cooper serves on the boards for the Georgia Tech Research Institute, Grady Healthcare

System, Georgia Historical Society, Zoo Atlanta and supports other civic organizations in Atlanta. She earned a bachelor’s degree in biology and religion from Emory University and a master’s of business administration from the Roberto Goizueta Business School of Emory University. She is also a graduate of the Rutgers University Executive Masters in Global Human Resource Leadership Program. The Board believes that Ms. Cooper's in-depth knowledge of business operations and strategy, together with her experience in leadership, economic growth, risk management and community affairs qualify her to serve on the Board.

David H. Eidson (57) — Mr. Eidson serves as President and Chief Executive Officer of Coxe Curry & Associates, a consulting firm he joined in 2012. He is responsible for the strategic direction and leads the firm’s day‐to‐day operations in addition to providing counsel to a wide variety of non‐profit clients. Prior to joining Coxe Curry, he had a 27‐year career in the financial sector and more than 20 years of volunteer service in the Atlanta community. Previously, Mr. Eidson served as Chairman and Chief Executive Officer of RidgeWorth Capital Management, a SunTrust subsidiary. His leadership at RidgeWorth capped a corporate and investment banking career that saw him serve as head of SunTrust’s Corporate Banking and vice chairman of SunTrust Robinson Humphrey and head of Debt Capital Markets. Mr. Eidson has served in volunteer leadership roles for numerous nonprofits and is a past member of the boards of the Atlanta Community Food Bank, where he served as treasurer and as a member of the Executive Committee; Hands On Atlanta, where he served as treasurer and chair of the Development Committee; and Emory Healthcare Advisory Board. Prior to his current role at Coxe Curry, Mr. Eidson held volunteer leadership roles in fundraising activities for Auburn University, Children’s Healthcare of Atlanta, United Way, and Wesleyan School. He is a graduate of Leadership Atlanta and a member of the Rotary Club of Atlanta. The Board believes Mr. Eidson’s extensive background in financial markets and detailed knowledge of the Atlanta market qualifies him to serve on the Board.

Henchy R. Enden (48) — Ms. Enden has been a director of the Company since 2015 and served as a director of First Security from 2013 until 2015. Ms. Enden is an Equity Analyst for MFP Investors LLC, an investment management company based in New York, a position she has held since May 2004. She previously served as a director of Bridgeview Bancorp, a $1.1 billion bank in Chicago, Illinois, from July 2015 until May 2019, when Bridgeview Bancorp was purchased by First Midwest Bancorp. Ms. Enden also served as director of West Coast Bancorp, a $2.4 billion community bank in Lake Oswego, Oregon, from January 2012 until April 2013, when West Coast Bancorp was purchased by Columbia Banking System, Inc. She holds a B.S. degree from Touro College and an M.B.A. from the Columbia University Graduate School of Business. The Board believes Ms. Enden’s in-depth knowledge of financial reporting, together with her experience as an analyst and her prior service on bank boards, qualify her to serve on the Board.

James H. Graves (72) — Mr. Graves has been a director of the Company since September 2017. Mr. Graves has served as Managing Director and Partner of Erwin, Graves & Jones, LP, a management consulting firm located in Dallas, Texas, since January 2001. Mr. Graves also served as Executive Vice President of Financial Strategy for DeviceFidelity Inc., a financial services technology company, from March 2008 through September 2012. Mr. Graves served as a director, Vice Chairman of the board of directors and Chief Operating Officer of Detwiler, Mitchell & Co., a Boston-based securities research firm, from June 2002 until June 2006. Prior to that, Mr. Graves held various positions, including Chief Operating Officer, with J.C. Bradford & Company, a Nashville-based securities firm. He also worked for Dean Witter Reynolds, Inc. as the head of the energy group and later as head of the industry investment banking groups in New York. Mr. Graves served as a director of Tristate Capital Holdings from 2011 to 2015. Mr. Graves currently serves as a director at Hallmark Financial Services, Inc., where he has served since 1995, and First Cash, Inc., where he has served as a director since 1996. Mr. Graves also serves as a director of various privately-held companies, including BankCap Opportunity Fund, LP and a healthcare technology company. The Board believes that Mr. Graves’ significant experience in the financial services sector, as well as his experience with financial reporting and accounting, qualify him to serve on the Board.

Douglas J. Hertz (68) — Mr. Hertz has been a director of the Company since March 2011. Mr. Hertz began his professional career with KPMG LLP, in New Orleans, in the accounting and consulting services area. Upon returning to Atlanta, he joined United Distributors, Inc., a privately held beverage distributor, and became its President and Chief Executive Officer in 1984. Mr. Hertz is Chairman of Camp Twin Lakes, a camping facility designed for chronically ill and disadvantaged children that he founded in 1989. He sits on the boards of Atlanta Committee for Progress, Georgia Power Company, Georgia Ports Authority, Georgia Research Alliance, Woodruff Arts Center, and other civic organizations in Atlanta. Mr. Hertz serves as a trustee of  Holly Lane Foundation and the Marcus Foundation. Mr. Hertz is the immediate Past Chair of the board of Tulane University and Children’s Healthcare of Atlanta. The Board believes that Mr. Hertz’s oversight and risk management experience, in addition to his knowledge of and experience in financial reporting and accounting, qualify him to serve on the Board.

Thomas “Tommy” M. Holder (64) — Mr. Holder has been a director of the Company since March 2020. He has served as the Chief Executive Officer of Holder Construction Company since 1989 and as Chief Executive Officer and chairman since 1997 after serving in various positions in operations and management since 1976. A native of Atlanta and an active member in the community, Mr. Holder serves as board chair of Children’s Healthcare of Atlanta and is chair of the Facilities Committee of the Woodruff Arts Center. He has served on the Georgia Power Company (NYSE) board of directors since May 2019. In addition, he is a board member of the Westside Future Fund, the Metro Atlanta Chamber of Commerce, the Georgia Research Alliance, the Georgia Tech Foundation and the Georgia Historical Society. He is also a member of the Rotary Club of Atlanta. The Board believes that Mr. Holder’s knowledge of business operations and strategy, his experience managing an organization with a national presence, and his understanding of the Atlanta business community, particularly the construction and real estate development industries, together with his extensive involvement in economic growth and community affairs, qualify him to serve on the Board.

Lizanne Thomas (63) — Ms. Thomas has been a director of the Company since November 2015. Ms. Thomas serves as the Partner-in-Charge of the Southeastern Region of Jones Day and has been practicing corporate law since 1982. She heads Jones Day’s global corporate governance team. Ms. Thomas regularly advises clients with respect to corporate governance, including takeover preparedness and shareholder activism, public and private mergers and acquisitions, internal investigations, corporate and securities compliance, and disclosure and fiduciary issues. Ms. Thomas has served on the board of directors American Software, Inc. (NYSE) since May 2019. Ms. Thomas also served on the board of directors of Krispy Kreme Doughnuts, Inc. (NYSE) from October 2004 to July 2016, served on its Audit Committee and as Chair of its Nominating and Corporate Governance Committee, and served on the board of directors of Popeyes Louisiana Kitchen Inc. (NYSE) from October 2015 through March 2017. Ms. Thomas’ background as a legal adviser to public companies for 39 years provides the Board with extensive corporate governance, securities regulation, and financial and risk management experience. Her experience leading the Southeastern Region of Jones Day gives her valuable experience in managing operations and profit and loss responsibility. Ms. Thomas also provides governance, audit, and community-service skills and experience gained through her current service as Trustee of Washington & Lee University, and as Trustee of the Georgia Research Alliance, where she serves as a member and as Chair of the respective Audit Committees. The Board believes that her strong corporate governance experience qualifies her to serve on the Board.

Douglas L. Williams (63) — Mr. Williams has been Chief Executive Officer and a director of the Company since October 2006 and served as President from 2006 until November 2015. He was reappointed as President effective December 22, 2017. Mr. Williams has over 40 years of banking, capital markets, and management experience. From 1980 until 2006, Mr. Williams was with Wachovia Corporation (“Wachovia”), a diversified financial services company, where he served in a variety of banking assignments. From 2003 until 2006, Mr. Williams was Managing Director and Head of the International Corporate Finance Group, with responsibility for Wachovia’s investment banking and corporate finance activities with corporations based in Europe, Asia, and Latin America. From 2001 until 2004, he served as Executive Vice President and Head of the Global Corporate Banking Division, which was comprised of over 300 banking professionals, managing corporate banking relationships within 12 specialized industry groups and four global regions. From 2000 until 2001, when Wachovia merged with First Union, Mr. Williams was Chief Risk Officer for all corporate, institutional, and wholesale banking activities. Mr. Williams’ prior assignments at Wachovia included a variety of corporate relationship management and risk management officer positions. Mr. Williams serves on the boards of directors of the Metro Atlanta Chamber of Commerce, the Georgia Chamber of Commerce, and The Good Samaritan Health Clinic and is a member of the Buckhead Coalition. He formerly served as Chairman of the Community Depository Institutions Advisory Council of the Sixth Federal Reserve District and on the boards of directors of the High Museum of Art and the YMCA of Metropolitan Atlanta. The Board believes that Mr. Williams’ strong leadership as President and Chief Executive Officer, executive experience, deep institutional knowledge, and perspective regarding the Company’s strengths, weaknesses, and opportunities qualify him to serve on the Board.

Marietta Edmunds Zakas (62) — Ms. Zakas has been a director of the Company since March 2011. Ms. Zakas has been Executive Vice President and Chief Financial Officer at Mueller Water Products, Inc. since 2018. Prior to that, she was Senior Vice President of Strategy, Corporate Development, and Communications as well as interim head of Human Resources at Mueller Water Products, where she has been since 2006. Prior to joining Mueller Water Products, she served in various positions at Russell Corporation from 2001 to 2006, culminating in her role as Corporate Vice President, Chief of Staff, Business Development, and Treasurer. Ms. Zakas is a Trustee Emerita at Randolph College, is on the Investment Committee at Children’s Healthcare of Atlanta and serves on the board of the Atlanta Area Council, Boy Scouts of America. She has also served on the boards of Randolph-Macon Woman’s College (now Randolph College), The Westminster Schools, Berkeley Divinity School at Yale University, and Georgia Trust. Ms. Zakas earned a B.A. from Randolph-Macon Woman’s College, a J.D. from the University of Virginia School of Law, and an MBA from the University of Virginia Darden School of Business. The Board believes that Ms. Zakas’ in-depth knowledge of business operations, corporate development and strategy, together with her broad experience related to financial and corporate governance matters, qualify her to serve on the Board.

Information About our Executive Officers

Douglas L. Williams — Information regarding Mr. Williams, President and Chief Executive Officer, is included in the director profiles set forth above.

Patrick T. Oakes (52) — Mr. Oakes has served as Executive Vice President, Chief Financial Officer and Secretary of the Company and the Bank since October 2015. In addition, Mr. Oakes served as Treasurer of the Company from 2015 to March, 2020. Mr. Oakes served as Executive Vice President and Chief Financial Officer of Square 1 Financial Inc. (“Square 1”) from August 2012 to October 2015. Prior to his employment with Square 1, he served as Executive Vice President and Chief Financial Officer of Encore Bancshares, Inc. from 2011 to 2012 and Senior Vice President and Treasurer of Sterling Bancshares, Inc. from 2003 to 2011. Mr. Oakes is a Chartered Financial Analyst. He received his undergraduate degree from Texas A&M University, and his MBA from Richmond, The American International University in London.

Robert R. Bugbee, II (55) — Mr. Bugbee has served as Executive Vice President and Chief Credit Officer of the Bank and the Company since October 2017. Mr. Bugbee is responsible for overseeing credit, market and operating risks with the Bank. He joined Atlantic Capital in November 2006 and served as Senior Vice President and Senior Credit Officer, working primarily with the Bank’s corporate and commercial banking groups, until October 2017. Prior to joining the Company, Mr. Bugbee worked for SunTrust Bank for 19 years. He served as a director within SunTrust’s Corporate and Investment Banking group, working with several different diverse credit portfolios. Previously, he managed SunTrust Bank’s Credit Department and was involved in commercial lending in the Atlanta market. Before moving to Atlanta in 1994, he held various client management and risk management positions in SunTrust’s commercial lending group in South Florida. Mr. Bugbee received his undergraduate degree in Economics from Cornell University and his MBA in Finance from Georgia State University.

Gary G. “Gray” Fleming, Jr. (50) — Mr. Fleming has served as Executive Vice President and Chief Risk Officer of the Bank and the Company since 2017. Mr. Fleming is responsible for all credit, market, operating and compliance risks in the Bank. From 2007 to 2017, he served as a Senior Vice President in Credit and Risk Management. Prior to joining Atlantic Capital in 2007, Mr. Fleming worked for Wachovia Bank for 15 years. He served as a Director within the Corporate and Investment Banking group’s Risk Management team. In that role, he supported the Capital Finance Division, overseeing credit risk activities for all trade receivables securitization business and several asset-based lending offices. Previously, Mr. Fleming was a Senior Risk

Manager in Wachovia’s Capital Markets Division, supporting the bank’s private equity and venture lending businesses, as well as its investment banking and cross-border leasing activities. Before moving to Atlanta in 1997, he held various client management and risk management positions in Wachovia’s middle market commercial group in North Carolina. He is a graduate of Dartmouth College where he earned his bachelor’s degree in Government.

Richard A. Oglesby, Jr. (56) — Mr. Oglesby has served as President, Atlanta Division (including service as Executive Vice President, General Banking Division Executive) of the Bank and the Company with responsibility for Atlanta Commercial Banking, Commercial Real Estate Finance, Not-for-profit and Business Banking, Private and Retail Banking and Regional Corporate Banking of the Bank and the Company since October 2017. He previously served as Executive Vice President and Chief Credit and Risk Management Officer of the Bank and the Company and has served in such roles since the Company’s inception in 2006 to October 2017. Prior to joining the Company, he worked in Atlanta for Wachovia Bank for 20 years. After starting in the management associate program, Mr. Oglesby’s career included experience in retail banking, business banking, as well as positions in a broad variety of risk management functions. Prior to Wachovia’s merger with First Union, Mr. Oglesby was the Head of Risk Management for all of Wachovia’s Capital Markets businesses. After the merger in 2001, he served as a Managing Director within the Corporate and Investment Banking Group’s Risk Management team. Later, he served as the Chief Credit Officer of the Capital Finance Division, which included asset-based lending and equipment finance activities, as well as First Union Rail. Additionally, Mr. Oglesby served as the Senior Risk Officer for the Private Equity Business within the Investment Bank. Mr. Oglesby is a member of the Advisory Boards of the Westside Charter School, Atlanta Neighborhood Development Partnership and Abelian Partners and has served as a Trustee at both Agnes Scott College and Columbia Theological Seminary. He graduated from Vanderbilt University in Nashville, Tennessee with a B.A. in Economics.

Annette F. Rollins (62) — Ms. Rollins joined the Company in July 2017 and serves as Executive Vice President and Chief Human Resources Officer of the Bank and the Company. Ms. Rollins leads all talent management activities within the Company, including executive coaching, talent acquisition, total rewards, learning and development, performance management and employee relations. Prior to joining the Company, Ms. Rollins served as Executive Vice President and Chief Human Resources Officer of BNC Bancorp and Bank of North Carolina from October 2012 until June 2017. From January 2002 until September 2012, Ms. Rollins was Executive Vice President and Human Resources Director at First Citizens Bank and Trust. Ms. Rollins also held various Human Resources leadership positions at Wachovia Bank from September 1987 until January 2002. Ms. Rollins obtained her undergraduate degree from Southern Wesleyan University and is certified as a Senior Professional in Human Resources and as a SHRM-Senior Certified Professional. Ms. Rollins is a native of Georgia.

Kurt A. Shreiner (57) — Mr. Shreiner has served as President, Corporate Financial Services Division (including service as Executive Vice President, Corporate Financial Services Division Executive) with responsibility for SBA Lending, Franchise Finance, Treasury Management Services, Payments and FinTech Banking, Product Management since October 2017. Mr. Shreiner has previously served as Executive Vice President for the Corporate Financial Services Group and Operations/Technology of the Company from September 2016 to October 2017. He joined the Bank and the Company in 2006 as an Executive Vice President and has 35 years of experience in client and credit management with a diverse international and domestic background. From 2002 to 2005, Mr. Shreiner served in Atlanta as the Managing Director and Group Head for Wachovia Securities’ Continental European Group with oversight for offices in Paris and Frankfurt. Prior to that, Mr. Shreiner led the bank’s London branch. Mr. Shreiner is a graduate of Washington and Lee University at Lexington, Virginia.

CORPORATE GOVERNANCE MATTERS

Director Independence

The Board determines which of our directors is independent. For a director to be considered independent under NASDAQ listing standards, the Board must, from time to time, affirmatively determine that the director meets the criteria for independence set forth in the NASDAQ listing standards.

The Board has evaluated the relationships between each nominee for director and individual serving as a director during 2020 (and his or her immediate family members and related interests) and the Company or the Bank, including the relationships described under “Certain Relationships and Related Person Transactions” below, and has determined each of the following directors that served on our Board during fiscal year 2020 is independent under the applicable NASDAQ listing standards:  Walter M. “Sonny” Deriso, Jr., Shantella E. Cooper, David H. Eidson, Henchy R. Enden, James H. Graves, Douglas J. Hertz, Thomas M. Holder, Lizanne Thomas, and Marietta Edmunds Zakas.  Former director R. Charles Shufeldt was determined to be independent under applicable NASDAQ listing standards prior to his term expiring at the 2020 annual meeting of shareholders.

The Board has determined that Douglas L. Williams, who serves as President and Chief Executive Officer, is not independent due to his employment as an executive officer of the Company. The independent directors designated Douglas J. Hertz as the Lead Independent Director, in accordance with the Company’s Corporate Governance Guidelines. The role of the Lead Independent Director is described further under the heading “Board Leadership Structure.”

Board Meetings and Director Attendance

The Board of Directors held six regular meetings and three special meetings during 2020. Each director attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which he or she served during the time in which he or she was a director and committee member, as applicable.

Director Attendance at Annual Meeting

The Company believes that the Annual Meeting is an opportunity for shareholders to communicate directly with the Company’s directors. Consequently, although the Company does not have a formal policy regarding director attendance at annual meetings of shareholders, each director is encouraged and expected to attend the 2021 Annual Meeting. Each of our directors who was then in office attended our 2020 annual meeting of shareholders.

Company Address

Any requests for copies of documents referenced in this proxy statement or any other shareholder communications should be submitted in writing as follows:

Atlantic Capital Bancshares, Inc.

945 East Paces Ferry Road NE, Suite 1600

Atlanta, GA 30326

Attention: Secretary

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Compensation Committee, Governance and Nominating Committee, and Executive Committee each of which operates under a written charter. The charters of the Audit Committee, Compensation Committee, and Governance and Nominating Committee are available on the Company’s website at www.atlanticcapitalbank.com, by clicking the “Investor Relations” link, then the “Corporate Information” tab, and then “Governance Documents.” Current membership of the committees are as follows:

Governance and
Director	Audit	Compensation	Nominating	Executive
Walter M. Deriso, Jr.				Chair
Shantella E. Cooper	X	X
David H. Eidson	X
Henchy R. Enden	X
James H. Graves	X
Douglas J. Hertz		Chair	X	X
Thomas M. Holder		X	X
Lizanne Thomas		X	Chair	X
Douglas L. Williams				X
Marietta Edmunds Zakas	Chair			X

Chair = Chairperson                                 X = Member

The following is a brief description of each committee of the Board of Directors.

Audit Committee:  The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial reporting and internal controls, and the qualifications, independence, and performance of the Company’s independent accounting firm, internal audit functions, and compliance with legal and regulatory requirements. In addition, the Audit Committee assists in identifying and managing the risks faced by the Company and is responsible for the appointment, compensation, and oversight of the independent auditors and review of the Company’s financial statements, audit reports, internal controls, and internal audit procedures. The Audit Committee carries out all other tasks and responsibilities as more fully described in the Audit Committee Charter. The Audit Committee is a separately designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Exchange Act. Each member of the Audit Committee has been determined to be an independent director in accordance with the independence standards of the SEC and NASDAQ applicable to audit committees. The Board has determined that four members of the Audit Committee, Marietta Edmunds Zakas, David H. Eidson, Henchy R. Enden and James H. Graves, each qualify as an “audit committee financial expert” as defined in SEC rules and regulations. The Audit Committee met eight times during 2020.

Compensation Committee:  The Compensation Committee is appointed by the Board to assist in overseeing and reviewing information from management regarding compensation and human capital issues within the Company. The Compensation Committee is responsible for designing the Company’s executive compensation program to link the economic interests of the Company’s shareholders and those of the Company’s executive officers, approving the elements of compensation for the Chief Executive Officer and other executive officers, approving employment agreements, severance agreements, and change in control agreements for certain executive/senior officers, periodically evaluating and overseeing the administration of the short-term and long-term compensation and benefit plans of the Company, periodically evaluating the methodology for awarding equity-based and other incentive compensation to all non-executive employees, and carrying out other compensation-related responsibilities, as more fully described in the Compensation Committee Charter. Each member of the Compensation Committee has been determined to be (i) an independent director in accordance with the independence standards of NASDAQ applicable to compensation committees, (ii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended

(the “Code”), and (iii) a “non-employee director” under applicable SEC regulations. The Compensation Committee held four regular meetings and two special meetings during 2020.

Governance and Nominating Committee:  The Governance and Nominating Committee develops and reviews policies on the appropriate size, composition, and qualification criteria for members of the Board to establish appropriate expertise and diversity among its members, ensure compliance with director independence requirements, and manage the risks associated with conflicts of interest. In addition, the Governance and Nominating Committee evaluates, approves, and recommends for Board consideration candidates for election as directors and receives, reviews, and evaluates suggestions concerning possible candidates for election to the Board, including self-nominations, nominations from shareholders and other third-party nominations. The Governance and Nominating Committee develops and recommends to the Board a set of corporate governance, conflicts of interest, and business ethics policies, principles, codes of conduct and guidelines for the Company and its directors, officers, and employees in addition to other responsibilities as more fully described in the Governance and Nominating Committee Charter.

Pursuant to its charter, the Governance and Nominating Committee periodically reviews the Company’s corporate governance matters, including criteria for the selection of Board members to ensure that the criteria, including diversity, are being addressed appropriately and conducts an annual assessment of its performance and of the charter and recommends changes to the Board when necessary. Each member of the Governance and Nominating Committee has been determined to be an independent director, in accordance with the independence standards of NASDAQ. The Governance and Nominating Committee held one regular meeting and one special meeting during 2020.

The Governance and Nominating Committee will consider a recommendation of a candidate for director by a shareholder. A candidate must be highly qualified, according to the criteria and requirements set forth by the Board, and be both willing to serve and expressly interested in serving on the Board. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the shareholder considers appropriate in support of that recommendation. The recommendation must include the information required by applicable rules of the SEC and our Bylaws with respect to shareholder nominations to be included in a proxy statement soliciting proxies for the election of such recommended candidate. In order to be timely, a recommendation of a candidate must be received within the timeframes set forth in our Bylaws with respect to shareholder nominations. See Submission of Future Shareholder Proposals and Nominations. Shareholders wishing to propose a candidate for consideration may do so by submitting the above information by mail, as specified in “Corporate Governance Matters—Company Address.” All recommendations for nomination received by the Secretary that satisfy our Bylaw requirements relating to such director nominations will be presented to the Governance and Nominating Committee for its consideration.

Executive Committee:  The Executive Committee generally exercises all of the powers and authority of the Board in the management of the affairs of the Company in the interim between meetings of the Board, except for the duties and authorities delegated to other committees of the Board or those exclusively reserved to the Board by the Company’s Articles of Incorporation, Bylaws, or by statute or regulation.

Board Leadership Structure

The Board of Directors is committed to strong, independent leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance. The Board of Directors has at all times been comprised of a majority of independent directors. All but one of the current members of the Board are independent directors under NASDAQ independence rules.

Currently, the positions of Chairman of the Board, Chief Executive Officer, and Lead Independent Director of the Company are held by separate individuals. Douglas L. Williams serves as President and Chief Executive Officer, Walter M. Deriso, Jr. serves as the Chairman of the Board, and, pursuant to our Corporate Governance Guidelines, Douglas J. Hertz has been designated by the independent directors as the Lead Independent Director. The Lead Independent Director is responsible for coordinating the activities of the independent directors as follows: (i) assist in the determination of an appropriate schedule of Board meetings to help ensure the independent directors can attend meetings and perform their duties responsibly and that there is sufficient time for discussion on all agenda items; (ii) seek input from all directors as to the preparation of, and approve, the agendas for the Board and committees; (iii) advise the Board as to the quality, quantity, and timeliness of the flow of information from the Company’s management that is necessary for the independent directors to effectively and responsibly perform their duties; (iv) approve information provided to the Board; (v) coordinate, develop the agenda for, and moderate executive sessions of the independent directors when necessary; and (vi) act as a liaison between the independent directors and the Chairman of the Board or Chief Executive Officer. The Lead Independent Director has the authority to retain such counsel or consultants as the Lead Independent Director deems necessary to perform his or her responsibilities.

The Board believes that at the current time this structure is appropriate for the Company, as it allows Mr. Williams to focus on the Company’s strategy, business, and operations, enables Mr. Deriso to assist with Board-level matters and serve as a liaison between the Board and the Company’s management, and allows Mr. Hertz to provide objective oversight and candid communications regarding the governance of the Company. The Board regularly deliberates and discusses its appropriate leadership structure and the roles and responsibilities of the Chairman of the Board and the Lead Independent Director based upon the needs of the Company from time to time to provide effective, independent oversight of management.

Role in Risk Oversight

As the Company’s principal governing body, the Board has the ultimate responsibility for overseeing the Company’s risk management practices. The Board and management periodically review, evaluate, and assess the risks relevant to the Company. Enterprise risks — the specific financial, operational, business, and strategic risks that we face, whether internal or external — are identified by the Board and management together, and then each risk is assigned to the full Board or a Board committee for oversight. The Board assigns senior members of management to report to the Board, or a Board committee, with respect to identified risks and the actions we are taking to manage those risks. Certain strategic and business risks, such as those relating to our products, markets, and capital investments, are overseen by the entire Board.

The Audit Committee oversees management of market and operational risks that could have a financial impact, or affect financial reporting, such as those relating to internal controls or liquidity, as well as legal and regulatory risks, transactions with related persons, and information and cybersecurity risks. The Company and the Bank maintain comprehensive policies, procedures, and risk management programs designed to mitigate the risks of information security, including cybersecurity, events occurring and to promptly address any information security event that does occur. The Bank’s Information and Corporate Security Officer reviews our operations using tools designed to alert for potentially injurious activities and takes action as needed. The Security Officer makes regular reports to the Audit Committee regarding his or her reviews, revises policies, procedures, and risk management programs as necessary, and periodically submits revised policies, procedures and programs to the Audit Committee and to the Bank’s Audit and Risk Committee for approval. The Bank Security Officer oversees ongoing security tests as well as compliance and employee training initiatives, and reports the results to the Audit Committee quarterly. In addition, the Audit Committee and the Bank’s Audit and Risk Committee have the authority to request or approve the engagement of third parties to advise the Company and the Bank regarding cybersecurity matters.

The Governance and Nominating Committee manages the risks associated with governance issues, such as the independence of the Board and committee membership and succession planning. The Compensation Committee is responsible for managing the risks relating to our executive compensation plans and policies and, in conjunction with the Board, key executive succession.

Executive Sessions of Independent Directors

To ensure free and open discussion and communication among the independent directors, these directors meet regularly in executive session at all regularly scheduled meetings of the Board, and as needed at special meetings of the Board, with no members of management present. The Lead Independent Director, or in his absence, the Chair of the Governance and Nominating Committee, presides at the executive sessions, unless the independent directors determine otherwise. Pursuant to our Corporate Governance Guidelines, the Lead Independent Director may call additional meetings of the independent directors. In addition, any committee of the Board may hold an executive session with any directors who are not members of such committee attending only by invitation.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its committees and to ensure a common understanding among individual directors and management concerning the operation of the Board and its committees. Our Corporate Governance Guidelines are available on the Company’s website at www.atlanticcapitalbank.com, by clicking the “Investor Relations” link, then the “Corporate Information” tab, and then “Governance Documents.” Print copies are available to any shareholder that mails a request by following the instructions under “Corporate Governance Matters—Company Address.”

Code of Business Conduct and Ethics

The Company has adopted a written Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to each of the Company’s directors, officers, and employees. The Code of Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets, and business conduct and fair dealing. This Code of Ethics also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC and the listing standards of NASDAQ. The Code of Ethics is available on the Investor Relations section of the Company’s website at www.atlanticcapitalbank.com, by clicking the “Investor Relations” link, then the “Corporate Information” tab, and then “Governance Documents,” and print copies are available to any shareholder that requests a copy by following the instructions under “Corporate Governance Matters—Company Address.” Any amendments to, and certain waivers of, the Code of Ethics will be disclosed on the Company’s website promptly following the date of such amendment or waiver, as applicable.

Shareholder and Interested Party Communications with Directors

Shareholders and other interested parties may communicate directly with the entire Board, any committee of the Board, the chair of any committee, any individual director, the independent directors, as a group, or any other group of directors by following the instructions under “Corporate Governance Matters—Company Address.” Each such communication should specify the applicable addressee(s). Communications are reviewed by the Secretary and are then distributed to the Board or the individual director, as appropriate, depending on the facts and circumstances set forth in the communications received. The Secretary may attempt to handle an inquiry directly or forward a communication for response by the director or directors to whom it is addressed, or to another employee of the Company. The Secretary has the authority not to forward a communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal, or otherwise inappropriate.

Process for Nominating Potential Director Candidates

The Governance and Nominating Committee is responsible for identifying and evaluating potential director candidates and recommending qualified candidates to the full Board for nomination. Director nominees are recommended to the Board from time to time, but at least annually, by the Governance and Nominating Committee for election by the shareholders. Nominees for director are evaluated and, where applicable, selected by the Board on the basis of (i) economic, academic, financial, and other expertise, skills, knowledge, and achievements useful to the oversight of the Company’s business; (ii) integrity, demonstrated sound business judgment, and high moral and ethical character; (iii) diversity of viewpoints, backgrounds, experiences, and other demographics; (iv) capacity and desire to represent the balanced, best interests of the Company and its shareholders as a whole and not primarily a special interest group or constituency; (v) ability and willingness to devote time to the affairs and success of the Company and in fulfilling the responsibilities of a director; (vi) the extent to which the interplay of the candidate’s expertise, skills, knowledge, and experience with that of other Board members will contribute to a Board that is effective, and responsive to the needs of the Company. Pursuant to the Company’s Corporate Governance Guidelines, nominees must also: (i) have substantial or significant business or professional experience or an understanding of banking, economics, finance, marketing, real estate, financial reporting or other disciplines relevant to the business of the Company; and (ii) be free from any conflict of interest that would violate any applicable law or regulation or have any other relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Board or of a Board committee. Nominees must also possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Governance and Nominating Committee reviews the background and qualifications of each nominee to determine such nominee’s experience, competence, and character and assesses such nominee’s potential contribution to the Board, taking into account the then-existing composition of the Board and such other factors as the Governance and Nominating Committee deems appropriate. The Board of Directors believes that its members should collectively possess a broad and diverse range of skills, industry, and other knowledge and expertise, and business and other experience useful for the effective oversight of the Company’s business. The Board believes that the business experience of its directors has been, and continues to be, critical to our success.

While the Company does not have a formal diversity policy with respect to the Board, the Board is committed to diversified membership and believes its membership should possess a diversity of viewpoints, backgrounds, experiences, and other demographics in order to reflect the communities served by the Company and the Bank as well as the strategic priorities of the Company. The Governance and Nominating Committee actively considers diversity in recruitment and nominations of directors. The Governance and Nominating Committee will periodically review the composition of the Board to ensure it continues to meet the diversity goals, especially considering the Company’s growth strategy into its target markets. The Governance and Nominating Committee uses its network of contacts when compiling a list of potential director candidates and may from time to time engage outside consultants, such as professional search firms.

All nominees for election to the Board have been recommended to the Board by the Governance and Nominating Committee. All such nominees are current directors of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

As of December 31, 2020, we ceased being an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 and, therefore, this proxy statement includes information with respect to our executive compensation program, policies, and practices that was not previously required, including this Compensation Discussion and Analysis, or CD&A, certain additional compensation tables as set forth following the CD&A, an advisory vote of our shareholders on the compensation of our Named Executive Officers, which is included as Proposal No. 3 in this proxy statement, and an advisory vote of our shareholders on the preferred frequency of future shareholder advisory votes on the compensation of our Named Executive Officers, which is included as Proposal No. 4 in this proxy statement.

The CD&A explains how we pay our executives and how the Compensation Committee of our Board oversees executive pay, including the rationale and processes the Compensation Committee used to set executive pay in 2020. The CD&A summarizes the objectives and specific elements of our 2020 pay program, including base salary, short-term variable cash compensation, and long-term variable equity compensation. The CD&A, which may include forward-looking statements, should be read together with the compensation tables and related disclosures that follow it. The term “executives” and “executive officers” in this section refers to executive officers within the meaning of Section 16 of the Exchange Act and other officers determined to be executive officers by the Compensation Committee. Our “Named Executive Officers” include the following executive officers and have been determined in accordance with applicable SEC Rules:

Douglas L. Williams President and Chief Executive Officer
Patrick T. Oakes Executive Vice President, Chief Financial Officer, and Secretary
Richard A. Oglesby, Jr. President, Atlanta Division Kurt A. Shreiner President, Corporate Financial Services Division Gary G. Fleming, Jr. Executive Vice President, Chief Risk Officer

Executive Summary

2020 Results

In 2020, we faced a number of challenges that required us to efficiently manage our business to achieve operational success.

●	Increased average deposits 36% and average non-interest bearing demand deposits 42%.
●	Increased loans 20%, or $375 million, from December 31, 2019.
●	Funded $234 million in PPP loans.
●	Disciplined expense management resulted in an efficiency ratio of 54%.
●	Overall credit quality remained strong with net charge-offs of 0.11%.
●	Capital remained strong with tangible common equity ratio of 8.9% and total risk capital ratio of 16.1%.

We consider our executive pay program to be instrumental in helping us achieve our business objectives and effective in rewarding our executive officers for their roles in achieving strong financial and operational performance. The Company’s successes in 2020 were due to the substantial efforts of our executive officers and many other employees across all departments of the Company.

Our executive pay program is designed to:

●	Align the long-term interests of our executives, shareholders, and customers so the pay appropriately reflects performance in achieving our operating objectives set by the Compensation Committee;
●	Attract and retain a talented and experienced executive team by providing competitive pay and benefits that reflect our financial operational size;
●	Reward executives for performance through performance-based, at-risk pay; and
●	Maximize long-term shareholder value by emphasizing financial performance and total shareholder return.

Pay Philosophy

We target base salary, annual cash incentive awards, and long-term equity grants, as well as total pay, to be market competitive for our executive officers. Our Compensation Committee believes that a strong proxy to determine market competitiveness of pay is the median of our peer group, including individual pay components, as well as total pay. However, because comparative data is one of several tools that are used in determining executive officer compensation, competitiveness of compensation may fluctuate based on a number of factors, including:

●	The level of achievement of our pre-established performance goals;
●	Our total shareholder return compared against our peer group;
●	Individual performance, prior experience, skills, and scope of job responsibilities;
●	Internal equity considerations;
●	Market competitiveness and internal executive turnover; and
●	The executive’s industry and position experience and tenure.

To align the long-term interests of our executives, shareholders, and customers, our Compensation Committee uses performance-based incentive awards to place a significant component of each executive’s pay at risk.  This structure encourages our executives to focus on both short- and long-term performance and provides a reward to our executives, shareholders, and customers when we achieve our financial and operating objectives.

The Compensation Committee also believes that our executive pay program appropriately mitigates the risk associated with incentive-based pay. The Compensation Committee has designed the entire program and the metrics under our annual and long-term performance-based incentive awards to curb inappropriate risk taking. For example, we do not offer guaranteed bonuses. In addition, our long-term performance-based incentive awards utilize multiple performance metrics and rewards under those plans are aligned with the interests of our shareholders. If our shareholders benefit from our performance, our executive officers are rewarded. Furthermore, we do not maintain a non-performance-based supplemental executive retirement plan, and our retirement, healthcare, and welfare benefit programs for executives are generally the same as for all employees and are discussed in the “Executive Compensation” section of this proxy statement. Finally, we maintain stock ownership guidelines and a compensation recovery policy for our executives. In light of these pay practices, the Compensation Committee believes that our executive pay program appropriately addresses the risks associated with performance-based incentives.

The target pay mix for our Named Executive Officers generally was unchanged in 2020 from 2019.

For our Chief Executive Officer, approximately 50 percent of the overall targeted pay in 2020 (base salary plus targeted annual and long-term incentives) related to performance-based incentive awards. For our Named Executive Officers other than the Chief Executive Officer, that percentage averaged 44 percent. The charts below depict the target total pay mix for our Chief Executive Officer and the average of our other Named Executive Officers.

Our Pay Practices

Our executive pay program accomplishes our goals by incorporating certain pay practices while avoiding other, more problematic or controversial practices.

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all, or a portion of, any cash-based incentive compensation and/or equity-based incentive compensation received by executive officers and other employee participants in the Company’s equity incentive plans if certain events occur.
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What We Do

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Place a significant portion of executive pay at risk by granting incentive awards that are paid, if earned, based on annual and long-term performance objectives approved by our independent Compensation Committee.
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Utilize performance metrics for incentive awards that align executive and shareholder interests.
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Target executive pay around the median of our peers, while also considering turnover, tenure, experience, and other factors.
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Require executive officers and directors to accumulate and hold significant amounts of our common stock.
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Maintain a compensation recovery policy to recover all, or a portion of, any cash-based incentive compensation and/or equity-based incentive compensation received by executive officers and other employee participants in the Company’s equity incentive plans if certain events occur.
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100% of long-term incentive awards to NEOs are performance-based.

What We Don’t Do

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Provide change in control or severance payments exceeding three times base salary and target bonus.
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Allow option repricing without shareholder approval or liberal share recycling.
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Promise multi-year guarantees for salary increases, bonuses, or equity compensation.
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Provide perquisites for executives.
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Maintain a separate retirement plan available only to our executive officers.
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Pay tax gross-ups to our executives.
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Allow our executives or directors to hedge company securities.
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Pay dividends or dividend equivalents on unvested performance-based equity awards.
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Offer our executives pension, supplemental retirement or similar retirement benefits other than the qualified benefit plans available to all our employees.

Say-on-Pay and Say-on-Frequency Advisory Shareholder Votes on Executive Compensation

At the Annual Meeting we will be conducting our first advisory votes on both say-on-pay and say-on-frequency, as described further in, respectively, Proposal No. 3 and Proposal No. 4 of this proxy statement. Although these are non-binding advisory votes, we value the opinions of our shareholders, and our Board of Directors and our Compensation Committee will consider the outcome of the say-on-pay advisory vote and the related say-on-frequency advisory vote, in addition to other relevant shareholder feedback that may be received throughout the year, when making compensation decisions for our Named Executive Officers. For more information on the say-on-pay or say-on-frequency votes, please review the proposals set forth in this proxy statement.

How We Set Compensation

Compensation Committee

The Compensation Committee, composed entirely of independent directors, is responsible for the oversight of:

●	Compensation, benefits, and other employment matters for executive officers;
●	Stock-based compensation plans for employees; and
●	Evaluation of executive officer performance.

The Compensation Committee considers several factors when it sets executive compensation — all of which ultimately influence our executive compensation program.

Align Interests. Provide pay that aligns management (and employee) interests with those of shareholders and customers.	Peer Comparison. Establish overall pay approximating the median of our peer group and applicable position comparisons.

Attract Talent. Set pay that will attract talent from both within and outside the financial services industry.	Pay for Performance. Tie all components of incentive pay to the Company’s short- and long-term financial and operational performance.

Independent Compensation Consultant

The Compensation Committee may from time to time, in its sole discretion, engage an advisor to assist with the execution of its duties and responsibilities as set forth in the Compensation Committee’s charter. During 2020, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“F.W. Cook”) to assist with its review and analysis of certain executive and non-employee director compensation matters. The Compensation Committee has assessed the independence of F.W. Cook, taking into consideration factors relevant to such compensation consultant’s independence as specified in the NASDAQ listing standards and Item 407 of Regulation S-K. The Compensation Committee concluded that the services of F.W. Cook did not raise any conflict of interest for fiscal 2020 and that it was appropriate for F.W. Cook to continue to assist the Compensation Committee as it may require with its review and analysis of certain executive, non-employee director, and employee compensation matters.

Benchmarking and Peer Group

The Compensation Committee periodically reviews competitive compensation data for comparable executive positions in the market. Market data, as well as company and individual performance, is used by the Compensation Committee in its executive pay decisions. The Compensation Committee reviews compensation information disclosed by a peer group of comparably sized banks with which we compete for business and executive talent.  In addition, information derived from published compensation surveys is used to supplement the peer group data and is used to compare the elements of each executive officer’s target total direct compensation to the market information. The Compensation Committee’s independent compensation consultant compiles this information and size-adjusts the published survey data to reflect our asset size in relation to the survey participants to more accurately reflect the scope of responsibility for each executive officer.

The Compensation Committee, with input from its independent compensation consultant, annually reviews and selects the peer companies, which generally consist of publicly traded regional commercial bank holding companies. For 2020, the peer companies were selected primarily based upon the following criteria: (i) similar business operations and geographic footprint; (ii) assets and market capitalization between approximately one-third and three times our assets and market capitalization; and (iii) competitors for executive talent. During 2020, our peer group consisted of the following 18 companies:

Bancorp, Inc.	MVB Financial Corp.
Byline Bancorp, Inc.	Preferred Bank
C&F Financial Corporation	Reliant Bancorp, Inc.
CapStar Financial Holdings, Inc.	Seacoast Banking Corporation of Florida
Enterprise Bancorp, Inc.	Southern First Bancshares, Inc.
First Bancorp	Southern National Bancorp of Virginia, Inc.
Heritage Financial Corporation	Stock Yards Bancorp, Inc.
HomeTrust Bancshares, Inc.	Summit Financial Group, Inc.
Investar Holding Corporation	Triumph Bancorp, Inc.

Decision-Making Process and Role of Executive Officers

The Compensation Committee works with F.W. Cook to analyze competitive market data to determine appropriate base salary levels, annual incentive target levels, and long-term incentive target levels for all of our executives, paying particular attention to applicable comparisons with our peer group. With respect to our Chief Executive Officer’s pay, the Compensation Committee conducts an annual performance assessment of the Chief Executive Officer and determines appropriate adjustments to all elements of his pay based on his individual performance and the Company’s performance. For the other executive officers, the Chief Executive Officer makes recommendations to the Compensation Committee for all elements of pay based on individual performance, market data from our peer group and published survey data. The Compensation Committee reviews, discusses, modifies, and approves, as appropriate, these recommendations.

After determining appropriate levels, the Compensation Committee recommends both Chief Executive Officer and executive officer pay to the Board for approval. The Chief Executive Officer is not a member of the Compensation Committee and does not vote on Board matters concerning executive pay.

The Compensation Committee approves executive base salaries, makes long-term incentive grants, reviews and approves performance metrics results for the prior year, and sets goals for the new year annual incentive program typically in late January or early February.

Pay Components

The table below provides a high-level summary of our typical executive pay package followed by a more detailed summary of how we paid our executives during 2020.

Component	Description	Why we include this component
Base Salary	Current fixed cash compensation	Provide a base level of compensation for executive talent
Short-Term Incentive Plan (STI Plan)	Short-term variable cash compensation, based on corporate performance against annually established metrics and on individual performance	Motivate employees to meet and exceed annual company objectives that are part of our strategic plan
Performance Awards under Long-Term Incentive Program (LTI Plan)	Long-term variable, equity compensation, paid following three-year vesting period if financial performance metrics are achieved	Provide market- competitive, performance- based compensation opportunities while aligning interests of executives and shareholders

Base Salary

The Compensation Committee considers adjustments to base salaries for executive officers on an annual basis. For 2020, the Compensation Committee did not increase the base salaries for our Named Executive Officers that took effect on March 1, 2019. The table below sets forth the base salaries for our Named Executive Officers.

	Base Salary
	2020	2019	Increase
Name	($)	($) (1)	(%)
Douglas L. Williams	468,000	468,000	0.0
Patrick T. Oakes	360,000	360,000	0.0
Richard A. Oglesby, Jr.	355,000	355,000	0.0
Gary G. Fleming, Jr.	300,000	300,000	0.0
Kurt A. Shreiner	342,000	342,000	0.0

(1) Amounts reflect the base salary increase which took effect on March 1, 2019.

Short-Term Incentive Plan (STI Plan)

Under the 2020 Short-Term Incentive Plan (the “STI Plan”), the Compensation Committee will designate participants and establish performance measures and performance objectives for the potential earning of bonuses with respect to a performance period. The Compensation Committee will establish a target bonus for each participant for each performance period.  Performance goals may include a threshold level of performance which no bonus will be paid and levels of performance at which specified percentages of the target bonus may be paid and may also include a maximum level of performance above which no additional bonus will be paid.  Performance objectives may be based on corporate, business unit, division, department, line of business, individual, and/or other performance factors and criteria, as established by the Compensation Committee, and performance objectives may carry different weighting. The Compensation Committee is authorized at any time before, during or after a performance period, in its discretion, to adjust or modify the terms of bonuses or performance objectives or specify new awards as well as to increase, modify, reduce or eliminate the amount of any bonus granted with respect to any participant.

The STI Plan incentive awards will generally be paid in cash. However, the Compensation Committee has authority to authorize the grant of equity awards and/or the issuance of shares of Common Stock in lieu of cash payments and in satisfaction of any bonus earned under the STI Plan.  Any equity awards and/or shares of common stock delivered as payment for any bonus earned under the STI Plan will be issued under the Company’s 2015 Stock Incentive Plan (the “Stock Incentive Plan”) and/or other applicable stock plan (as determined by the Compensation Committee) and will be subject to the terms and conditions of such stock plan and any related award agreements.

Under the STI Plan, executive officers are eligible to receive cash incentives on a case-by-case basis in order to reward achievement of specified performance metrics.  Such performance metrics are generally recommended by our Chief Executive Officer (other than with respect to the Chief Executive Officer) and approved by the Compensation Committee. The cash incentive under the STI Plan gives the Company the flexibility to take into consideration different quantitative and qualitative measures over the fiscal year in determining the eligible executive’s bonus. In determining incentive amounts under the STI Plan, the Company may consider a combination of factors, including the Company’s overall and the individual’s performance.  The incentive awards are contingent upon meeting an established threshold level of the Company’s ratio of average non-performing assets to average total assets. Participants in the STI Plan will be subject to certain forfeiture and/or recoupment provisions and policies in the event that the participant engages in certain types of conduct.

In January 2020, the Compensation Committee established performance goals under the STI Plan for the performance period ending December 31, 2020 to include: (i) the Company’s pre-tax, pre-incentive operating income and (ii) certain business unit/departmental and individual performance objectives weighted 75% and 25% respectively. The incentive opportunity is based upon achievement of the performance goals at threshold, target and maximum performance levels (with interpolation between the levels), with bonus amounts ranging between 0% to 60% of base salary for selected executives other than Mr. Williams and between 0% to 75% of base salary for Mr. Williams. However, since the impact of the COVID-19 pandemic was not considered or known at the time the STI Plan performance metrics were set, the Compensation Committee subsequently modified the threshold level of pre-tax, pre-incentive operating income that has been achieved before any incentive under the STI Plan would be paid. Otherwise, no incentives would have been earned for the performance period ending December 31, 2020 associated with this metric.

Actual STI Plan cash incentive awards earned by each Named Executive Officer in 2020 are reflected in the following table.

	2020
Name	Target Cash Incentive (% of Base Salary)	STI Plan Award ($)	Actual STI Plan Incentive (% of Target Cash Incentive)
Douglas L. Williams	50.0	182,512	78.0
Patrick T. Oakes	40.0	112,315	78.0
Richard A. Oglesby, Jr.	40.0	110,755	78.0
Gary G. Fleming, Jr.	40.0	93,596	78.0
Kurt A. Shreiner	40.0	106,699	78.0

Long-Term Incentive Plan (LTI Plan)

The purpose of our Executive Officer Long-Term Incentive Plan (the “LTI Plan”) is to (i) balance the short-term orientation of other compensation elements; (ii) directly align management and shareholder interests; (iii) focus executives on the achievement of long-term results; (iv) support the growth and profitability of the Company and the Bank; and (v) retain executive talent. Incentives under the LTI Plan may be paid in lump sum in cash or in Common Stock or in any combination of cash and Common Stock at the discretion of the Compensation Committee of the Board. LTI Plan incentives settled in Common Stock are paid under our Stock Incentive Plan or other applicable stock plan and subject to the terms of the Stock Incentive Plan and applicable award agreements.

Awards are granted under the LTI Plan for a performance period, which means a period of more than one calendar year and has historically been a three-year period.  The Compensation Committee grants the performance share awards under the Stock Incentive Plan at the beginning of the given performance period (which will be settled in shares of Common Stock at the end of the LTI Plan performance period, to the extent earned). Awards are based on performance metrics set by the Compensation Committee, which may be based on company-wide performance, business unit or division performance, individual performance, or any combination of the foregoing. Incentive opportunity is based upon achievement of the given performance metric at threshold, target and maximum performance levels (with linear interpolation between the levels). The incentive awards are contingent upon meeting the threshold level of the Company’s three year average net charge offs to average loans. The performance share awards are subject to further terms and conditions as set forth in an award agreement.

2020 Long-Term Incentive Plan (2020 LTI Plan).  In January 2020, the Compensation Committee established performance goals under the LTI Plan for the 2020 – 2022 performance period (the “2020 LTI Plan”).  The performance goals for the 2020 LTI Plan include: (i) three-year average earnings per share growth and (ii) three-year total shareholder return relative to the KBW Nasdaq Regional Banking Index, with each performance metric equally weighted. Our Compensation Committee increased the 2020 LTI Plan target by 5% for the Chief Executive Officer and our Named Executive Officers. Target bonus amounts are expressed in dollars equaling 40% of the Named Executive Officer’s base salary, or 50% in the case of Mr. Williams. Incentives are subject to a maximum of 200% of the target amount. Awards, if any, under the 2020 LTI Plan will be paid in early 2023 based on the Company’s audited consolidated financial results for fiscal years 2020 through 2022 and any adjustments made by the Compensation Committee.

The following table reflects the target awards granted to each Named Executive Officer under the 2020 LTI Plan:

	2020 LTIP Target Awards
Name	% of Base Salary (%)	Awards Granted: Number of Shares (#)	Awards Granted: Market Value ($)(1)
Douglas L. Williams	50.0	13,318	233,997
Patrick T. Oakes	40.0	8,195	143,986
Richard A. Oglesby, Jr.	40.0	8,081	141,983
Gary G. Fleming, Jr.	40.0	6,829	119,986
Kurt A. Shreiner	40.0	7,785	136,782

(1)  Amounts shown are the aggregate grant date fair value of the performance share awards, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, granted in January 2020 in connection with the 2020 LTI Plan. The fair market value of the Company’s Common Stock on the grant date for the 2020 LTI Plan performance share awards was $17.57.

2018 Long-Term Incentive Plan (2018 LTI Plan).  The three-year performance period of the 2018 – 2020 LTI Plan (the “2018 LTI Plan”) ended on December 31, 2020. Awards under the 2018 LTI Plan were paid in early 2021 based on the Compensation Committee’s review of Company’s performance for fiscal years 2018 through 2020. The 2018 LTI Plan performance goals were based on the company-wide performance measures, including: (i) three-year average operating return on average assets and (ii) three-year total shareholder return relative to the KBW Nasdaq Regional Banking Index, with each performance metric equally weighted.

Actual LTI Plan awards paid to each Named Executive Officers under the 2018 LTI Plan for the three-year performance period ending December 31, 2020 are reflected in the following table:

	2018 LTI Plan Payouts
Name	Actual LTIP Incentive (as % of Base Salary)	Awards Paid Out: Number of Shares (#)	Awards Paid Out: Market Value ($) (1)
Douglas L. Williams	44.71	12,088	209,243
Patrick T. Oakes	33.96	7,063	122,261
Richard A. Oglesby, Jr.	34.44	7,063	122,261
Gary G. Fleming, Jr.	33.96	5,886	101,887
Kurt A. Shreiner	34.67	6,849	118,556
(1) Amounts shown are based on the closing stock price of the Company’s Common Stock of $17.31 on January 20, 2021, the vesting date of the 2018 LTI Plan awards.

2020 (Restricted Stock Award)

Mr. Fleming was awarded a one-time restricted stock award of 1,181 shares on April 22, 2020, which will vest on April 22, 2021. The purpose of Mr. Fleming’s 2020 restricted stock award was to serve as an adjustment to recognize a previous change in his position and base salary.

2021 Executive Compensation

Effective March 1, 2021, the base salaries of our Named Executive Officers will be as follows: Mr. Williams—$568,000; Mr. Oakes—$365,000; Mr. Oglesby—$365,000; Mr. Shreiner—$365,000; and Mr. Fleming—$310,000.

On December 17, 2020, the Board, upon the recommendation of the Compensation Committee, approved a new formal Atlantic Capital Bancshares, Inc. Short-Term Incentive Plan (the “2020 STIP”). The 2020 STIP will be effective for the Company’s short-term incentive awards commencing on or after January 1, 2021. The 2020 STIP provides an annual performance-based incentive opportunity for eligible employees of the Company and its affiliates, including the Company’s Named Executive Officers. The 2020 STIP is designed to attract, retain, motivate and reward participants while promoting a closer alignment of interests with those of the Company and its shareholders. The 2020 STIP will be administered by the Compensation Committee.

Employment and Severance Agreements

2020 Employment Agreements

We provide severance and post-termination benefits to certain executive officers. The following employment agreements were in effect during 2020 and expired on December 31, 2020. See 2021 Executive Severance and Change in Control Plan below for a summary of the severance and post-termination benefits starting in 2021 for our Named Executive Officers.

Mr. Williams’ Employment Agreement.  The Company and Bank entered into an employment agreement with Mr. Williams employing him as the President and Chief Executive Officer of the Company and the Bank on November 17, 2017, which agreement was effective as of January 1, 2018. The term of the agreement ended December 31, 2020. The agreement provided for an initial annual base salary of $439,212, subject to periodic increases as determined by the Board or Compensation Committee. Mr. Williams was also eligible to participate in any short-term incentive plan (“STIP”) and any long-term incentive plan (“LTIP”) that may have been established by the Company for senior executives. Pursuant to the employment agreement, the Board or the Compensation Committee has the discretion to determine entitlement to and payment of incentive compensation. In addition, Mr. Williams was eligible to participate in any equity incentive plan offered by the Company at a level comparable to that offered to other senior executives. The employment agreement provided that Mr. Williams was eligible to participate in the employee benefit plans, programs and policies maintained by the Company applicable generally to senior executives and also provided for paid vacation of not less than four (4) weeks and reimbursement of reasonable travel and entertainment expenses. Mr. Williams is also entitled to a $1,000,000 life insurance policy. Mr. Williams’ life insurance policy benefit is part of the Company’s greater bank owned life insurance policy purchased for Mr. Williams, with the portion of such policy representing Mr. Williams’ personal benefit being purchased in years prior to 2014.

The Boards of Directors of the Company and the Bank could have terminated the employment agreement at any time and for any reason, with or without cause. In the event of Mr. Williams’ termination without cause or a termination by Mr. Williams for good reason (whether or not in connection with a change in control), Mr. Williams was entitled to a severance payment of 2.25 times the sum of his annual base salary and his target STIP bonus, in addition to pro-rated portions of his STIP and LTIP compensation for the performance period during which the termination occurred (to the extent earned). Mr. Williams and his eligible dependents were also entitled to continued health insurance coverage for a period not to exceed eighteen (18) months and additional Consolidated Omnibus Budget Reconciliation Act (“COBRA”) coverage for up to eighteen (18) months following the initial 18-month period, for an aggregate of up to thirty-six (36) months of medical coverage, or until Mr. Williams was provided comparable benefits by another employer. Mr. Williams may have terminated the employment agreement at any time. In the event that he resigned without good reason, he would not receive a severance payment. Further, if Mr. Williams’ employment terminated due to disability, he would receive his base salary through the termination date, any earned but unpaid STIP and LTIP compensation for any prior period (pro-rated and to the extent earned), an amount equal to 1.0 times his annual base salary, and the continuation of participation in the Company’s health care plan as if he were still an active employee for up to twelve (12) months following termination of employment (or until another employer provides him comparable benefits). Any severance benefits paid by the Company to Mr. Williams as a result of his termination due to his disability would have been subject to offset for insurance benefits paid to him under his employment agreement or any other disability program or policy maintained by the Company.

Notwithstanding anything to the contrary in the employment agreement, if payments or benefits received by Mr. Williams thereunder would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, such payments or benefits provided to him would be reduced to the extent necessary so that no portion would be subject to the excise tax imposed by Section 4999 of the Code. Further, to the extent required by Code Section 409A, payments of any amounts due under the employment agreement in connection with a termination may have been deferred.

Mr. Williams’ entitlement to and retention of certain severance benefits set forth in his employment agreement were contingent upon his execution of a general release of claims against the Company and its affiliates and/or continued compliance with certain restrictive covenants and other provisions set forth in the employment agreement. The employment agreement contained provisions governing the non-disclosure and non-use of the Company’s confidential information and trade secrets, non-disparagement and non- diversion of business opportunity. In addition, the employment agreement included non-competition, non- piracy, and non-solicitation covenants that remained in effect for twelve (12) months following any termination of Mr. Williams’ employment. Additionally, Mr. Williams was subject to certain forfeiture and recoupment restrictions, as well as any equity retention policy, stock ownership guidelines or compensation recovery policy required by the Company that may have applied to Mr. Williams under applicable law.

Mr. Oakes’, Mr. Oglesby’s and Mr. Shreiner’s Employment Agreements. The Company and the Bank entered into employment agreements with Mr. Oakes, Mr. Oglesby and Mr. Shreiner dated December 21, 2017 and made effective January 1, 2018. Mr. Oakes serves as our Executive Vice President and Chief Financial Officer, Mr. Oglesby serves as President, Atlanta Division, and Mr. Shreiner serves as President, Corporate Financial Services. The employment agreements had a thirty-six (36) month term, which ended on December 31, 2020. Pursuant to the agreements, the Company paid Mr. Oakes and Mr. Oglesby annual base salaries of $330,000, and Mr. Shreiner annual base salary of $320,025, subject to periodic increases as determined by the Board or the Compensation Committee. Mr. Oakes, Mr. Oglesby and Mr. Shreiner were eligible to participate in any STIP and LTIP established by the Company for senior executives. In addition, Mr. Oakes, Mr. Oglesby and Mr. Shreiner were eligible to participate in any equity incentive plan offered by the Company at a level comparable to that offered to other senior executives. The employment agreements provided that Mr. Oakes, Mr. Oglesby and Mr. Shreiner were eligible to participate in the employee benefit plans, programs and policies maintained by the Company applicable generally to senior executives and also provided for not less than four (4) weeks of annual paid vacation and reimbursement of reasonable travel and entertainment expenses.

Pursuant to their employment agreements, if the Company terminated the employment of Mr. Oakes, Mr. Oglesby or Mr. Shreiner, respectively, without cause, or Mr. Oakes, Mr. Oglesby or Mr. Shreiner, respectively, terminated his employment for good reason (whether or not in connection with a change of control), the executive would have been entitled to receive a severance payment.  Mr. Oakes was entitled in such circumstance to receive a severance payment equal to 2.25 times his annual base salary and his target STIP bonus. Mr. Oglesby and Mr. Shreiner, respectively, were entitled to a severance payment equal to 2.0 times his annual base salary and his target STIP bonus. Additionally, Mr. Oakes, Mr. Oglesby and Mr. Shreiner were entitled to receive pro-rated portions of the STIP and LTIP compensation, to the extent earned, for the performance period during which the termination occurred. Each of them and their eligible dependents were also entitled to the continuation of participation in the Company’s health care plan as if the executive was still an active employee for up to eighteen (18) months following termination of employment, with up to an additional eighteen (18) months of COBRA coverage, for an aggregate of up to thirty-six (36) months of medical coverage (or until the executive was provided comparable benefits by another employer). Further, if Mr. Oakes’, Mr. Oglesby’s or Mr. Shreiner’s employment terminated due to disability, he would have received his base salary through his termination date, any earned but unpaid STIP and LTIP compensation for any prior period (pro-rated and to the extent earned), an amount equal to 1.0 times his annual base salary, and continuation of participation in the Company’s health care plan as if he were still an active employee for up to twelve (12) months following termination of employment (or until another employer provides comparable benefits). Any severance amounts paid by the Company to Mr. Oakes, Mr. Oglesby or Mr. Shreiner as a result of his termination due to disability would have been subject to offset for insurance benefits paid to the executive under the employment agreement or any other disability program or policy maintained by the Company.

The employment agreements also provided that in the event that any payment constituted an “excess parachute payment” within the meaning of Section 280G of the Code and would have been subject to the excise tax imposed by Code Section 4999, such payments or benefits would have been reduced to the extent necessary so that no portion would be subject to the excise tax imposed by Section 4999 of the Code. Further, to the extent required by Code Section 409A, payments of any amounts due under the employment agreement in connection with a termination may have been deferred.

Each executive’s entitlement to and retention of certain severance benefits set forth in the employment agreements was contingent upon his execution of a general release of claims against the Company and its affiliates and/or continued compliance with certain restrictive covenants and other provisions set forth in the employment agreements. The employment agreements contained provisions governing the non-disclosure and non-use of the trade secrets and confidential information of the Company, non-disparagement, and non-diversion of business opportunity. In addition, each employment agreement included non-competition, non-piracy, and non-solicitation covenants that would have remained in effect for twelve (12) months following any termination of Mr. Oakes’, Mr. Oglesby’s or Mr. Shreiner’s respective employment. Additionally, each executive was subject to certain forfeiture and recoupment restrictions, as well as any equity retention policy, stock ownership guidelines, or compensation recovery policy required by the Company that may have applied to such executive under applicable law.

2021 Executive Severance and Change in Control Plan

On December 17, 2020, the Board, upon the recommendation of the Compensation Committee, approved the Atlantic Capital Bancshares, Inc. Executive Severance and Change in Control Plan (the “Severance Plan”). The Severance Plan is designed to attract and retain qualified executives and attempt to assure the present and future continuity, objectivity and dedication of management in the event of a change in control (or “change in control”) by providing for the payment of certain severance and other benefits in the event of termination of employment under certain circumstances, including a change in control. The Severance Plan supersedes the existing employment agreements in effect with certain executive officers, including Messrs. Williams, Oakes, Oglesby, and Shreiner, which expired on December 31, 2020.

The effective date of the Severance Plan is December 17, 2020. The initial term of the Severance Plan expires December 31, 2022, although the Board or the Compensation Committee may extend the term until December 31, 2023 or such later date(s) as may be determined by the Board or the Compensation Committee (as defined in the Severance Plan, the “term”). The Severance Plan will be administered by the Compensation Committee.

As a condition to participation, selected participants must enter into a Participation Agreement (each, a “Participation Agreement”). The Participation Agreement specifies a participant’s levels, or multiples, of potential severance benefits and contains certain other terms and conditions related to participation.

The Compensation Committee has selected certain senior executive officers, including Messrs. Williams, Oakes, Oglesby, and Shreiner (the “Participating Named Executive Officers”) to participate in the Severance Plan pursuant to Participation Agreements that were effective January 1, 2021.

Under the Severance Plan, in the event a participant’s employment is terminated other than in connection with a change in control as a result of a “qualifying termination” (termination of the participant’s employment by the participant for good reason (as defined in the Severance Plan) or by the Company for any reason other than for cause, death or total disability (as defined in the Severance Plan)), the participant will be entitled to receive the following benefits: (i) unpaid base salary through the date of the participant’s termination of employment (the “termination date”), and (ii) any unpaid incentive compensation for any prior performance period, pro rata and to the extent earned. In addition, if the participant complies with the restrictive covenants contained in the Severance Plan (described below) and executes a waiver and release acceptable to the Company, then the participant will be entitled to receive the following additional benefits: (A) a severance payment equal to the participant’s severance multiple (as defined in the Severance Plan) times the sum of the participant’s base salary and target bonus for the year of termination, with such severance payment to be paid in twelve (12) equal monthly installments (without interest), as well as (B) a pro rata short-term incentive compensation payment and a pro rata long-term incentive compensation payment (without interest) (collectively, the “Pro Rata Incentive Compensation”), in each case, to the extent earned, for the performance period during which the participant’s termination of employment occurs. The severance multiple for Messrs. Williams and Oakes in the non-change in control context is 2.25 times base salary and target bonus, and the severance multiple in such context for all other Participating Named Executive Officers is 2 times base salary and target bonus. In addition, the Company will continue to provide the participant and the participant’s dependents who are qualified beneficiaries with health insurance coverage as if he or she were an active employee for up to eighteen (18) months.

In the event a participant’s employment is terminated as a result of a qualifying termination within eighteen (18) months immediately following a change in control or within three (3) months immediately prior to such change in control, the participant will be entitled to receive the following benefits: (i) unpaid base salary through the termination date, and (ii) any unpaid incentive compensation for any prior performance period, pro rata and to the extent earned. In addition, if the participant complies with the covenants described in the Severance Plan and executes a waiver and release acceptable to the Company, then the participant will be entitled to receive the following additional benefits: (A) a severance payment equal to the participant’s change in control severance multiple (as defined in the Severance Plan) times the sum of the participant’s base salary and target bonus for the year of termination,  with such severance payment to be paid in twelve (12) equal monthly installments (without interest), as well as (B) Pro Rata Incentive Compensation, to the extent earned, for the performance period during which the participant’s termination of employment occurs. The change in control severance multiple for Mr. Williams is 3 times base salary and target bonus, and the change in control severance multiple for all other Participating Named Executive Officers is 2.5 times base salary and target bonus. In addition, the Company will continue to provide the participant and the participant’s dependents who are qualified beneficiaries with health insurance coverage as if he or she were an active employee for up to eighteen (18) months. Further, if both a qualifying termination and a change in control occur within twelve (12) months following the expiration of the Severance Plan term and was pursuant to significant negotiations that occurred during the Severance Plan term, then the participant will be entitled to the benefits described in this paragraph as if the Severance Plan was still in effect.

If a participant’s employment is terminated by reason of death, the Company will pay the participant (or his or her estate or representative) any unpaid base salary through the participant’s termination date, and any earned but unpaid incentive compensation for any prior performance period, pro rata and to the extent earned. In addition, pursuant to the terms of the Severance Plan and individual Participation Agreements, each participant is entitled to an executive death benefit (as defined in the Severance Plan) under certain circumstances. The executive death benefits for the Participating Named Executive Officers are as follows: Mr. Williams, $2,000,000 (an additional $1,000,000 above the $1,000,000 provided under his employment agreement); and all other Participating Named Executive Officers, $1,000,000 each.

If a participant’s employment is terminated by reason of disability, the Company will pay the participant any unpaid base salary through the participant’s termination date and any earned but unpaid incentive compensation for any prior performance period, pro rata and to the extent earned. In addition, if the participant complies with the covenants described in the Severance Plan and executes a waiver and release acceptable to the Company, then the participant will be entitled to receive a severance payment equal to the participant’s annual base salary, with such severance payment to be paid in twelve (12) equal monthly installments (without interest) reduced by amounts paid under any other disability program or insurance maintained by the Company.  In addition, the Company will continue to provide the participant and the participant’s dependents who are qualified beneficiaries with health insurance coverage as if he or she were an active employee for up to twelve (12) months.

If a participant’s employment is terminated by the Company for cause, the Company will pay the participant any unpaid base salary through the participant’s termination date.

If a participant’s employment is terminated by the participant without good reason (e.g., voluntary termination), the Company will pay the participant any unpaid base salary through the participant’s termination date, and any earned but unpaid incentive compensation for any prior performance period, pro rata and to the extent earned.

Payment of certain benefits to a participant under the Severance Plan is subject to the participant’s compliance with certain confidentiality, return of Company property, non-diversion, non-compete, non-solicit, non-piracy and non-disparagement provisions during and following the termination of employment with the Company. The participant’s rights, if any, with respect to any performance share awards, restricted stock awards, restricted stock units and/or other equity awards granted to such participant under any Company equity-based incentive plans will be determined under the applicable incentive plan and award agreement(s). All payments and benefits made to a participant under the Severance Plan will be subject to any recoupment, “claw back” or similar policy or arrangement adopted by the Board, and any similar provisions under applicable law.

Change in Control Plans

The Board approved the Atlantic Capital Bancshares, Inc. Change in Control Plan (the “CIC Plan”) on October 19, 2017. The Compensation Committee administers the CIC Plan and selects which senior officers of the Company and the Bank will participate. The CIC Plan provides that if a participant is terminated from his or her employment with the Company or the Bank without cause or the participant resigns for a good reason during the period that begins 90 days before and ends 540 days after a change in control, the participant (or his or her beneficiary, if applicable) is entitled to receive a cash severance payment in the amount of (i) 1.5 times the sum of participant’s base salary and his or her annual cash incentive target bonus, plus (ii) an amount equal to participant’s base salary multiplied by his or her highest annual cash incentive target bonus percentage in effect for the calendar year in which participant is terminated, prorated based on the number of calendar days in the calendar year before the participant’s date of termination. Additionally, participants receive reimbursements by the Company of the COBRA coverage premiums, if any, paid by the participant for his or her self-only COBRA coverage each month until the earlier of eighteen (18) months following termination or the date the participant is eligible to receive healthcare coverage from a new employer. Further, subject to the terms of any applicable stock plan, any outstanding stock options or stock appreciation rights fully vest and become exercisable immediately prior to the change in control event and any outstanding warrants, restricted stock, and other equity grants fully vest and any long-term incentive plan awards fully vest and will be paid at “target” upon the participant’s termination of employment.

A “change in control” as defined in the CIC Plan is: (i) a change in any one year period in the members of the Company’s or the Bank’s Boards of Directors such that the members of the Company’s or the Bank’s respective Boards at the beginning of the one year period no longer constitute a majority of the members at the end of such period (unless the nomination for election for each new member of the applicable board was approved by at least two-thirds of the individuals who were members of the applicable board at the beginning of such one year period); (ii) if any person becomes the beneficial owner of 40% or more of the voting power of the Company’s or the Bank’s respective common stock (other than an acquisition directly by or from the Company or the Bank, an initial public offering of the Company’s or the Bank’s respective common stock, an acquisition by an employee benefit plan sponsored by the Company or the Bank, or certain merger transactions); or (iii) the consummation of a merger or other transaction involving the Company or the Bank (unless immediately after the consummation at least 50% of the voting power of the stock of the surviving corporation is held by persons who were the Company’s or the Bank’s respective shareholders immediately before the consummation in substantially the same proportion that they held the voting power of the stock of the Company or the Bank immediately before the consummation, no person holds more than 20% of the voting power of the surviving corporation’s stock (other than a person who immediately before the consummation held more than 20% of the voting power of the Company or the Bank’s respective common stock), and at least 50% of the directors of the surviving corporation were members of the Company’s or the Bank’s respective Boards of Directors immediately before the consummation), or (iv) the consummation of a sale of substantially all of the Company’s or Bank’s assets or the Company’s or Bank’s liquidation.

Except for Mr. Fleming, who was a participant in the CIC Plan, none of the Company’s other Named Executive Officers participated in the 2017 CIC Plan because they had change in control benefits under their employment agreements.

Stock Ownership Guidelines

The Company maintains a Stock Ownership and Equity Retention Policy that requires: (i) the Chief Executive Officer to own at least five (5) times his or her base salary in shares of Common Stock; (ii) other executive officers and any other executives or employees selected by the Compensation Committee or Board to own at least one (1) times his or her base salary in shares of Common Stock; and (iii) each non- employee director to beneficially own at least five (5) times the annual cash retainer (exclusive of any Lead Independent Director or committee chair retainer) paid to a director for Board service in shares of Common Stock. These shares may be acquired over a period of five (5) years beginning with the later of the date the policy was adopted (January 18, 2018) or the date the individual became subject to the policy. Each of our Named Executive Officers and directors are in compliance with the applicable stock ownership requirements under our Corporate Governance Guidelines. See Security Ownership of Certain Beneficial Owners and Management above for a specific listing of the amount of Common Stock beneficially owned, as of March 19, 2021, by each director and Named Executive Officer in this proxy statement.

Prohibition on Hedging and Pledging

The Company maintains a Policy Statement on the Prevention of Insider Trading. Pursuant to this policy, directors, officers, employees, consultants, and contractors of the Company are generally prohibited from engaging in active trading, “day trading,” or any type of short sale or purchasing any financial instrument (including prepaid variable forward contracts, equity swaps, collars, exchange-traded options, or other derivative instruments) that is designed to hedge or offset any decrease in the market value of the Company’s securities. Trading in derivative instruments involving Company securities (other than the exercise of options and the sale of shares underlying equity awards granted under a Company equity incentive plan) or any company with whom the Company has a significant relationship is prohibited, regardless of the purpose of such proposed transaction, unless such transaction is determined, to the satisfaction of the Chief Risk Officer, to be consistent with applicable rules, laws and the Company’s insider trading policy. Additionally, such individuals may not hold Company securities in a margin account and may not pledge Company securities as collateral for a loan without the prior approval of the Company’s Chief Risk Officer; however, these prohibitions do not apply to any broker-assisted “cashless” exercise or settlement of awards granted under a Company equity incentive plan.

Compensation Recovery Policy

The Company maintains a Compensation Recovery Policy that applies to all executive officers of the Company and such other employee participants in the Company’s equity incentive plans, cash incentive plans, and/or other applicable plans, policies, and agreements who are deemed subject to the policy from time to time.  Such covered persons may be required to forfeit and/or return to the Company all, or a portion of, any cash-based incentive compensation and/or equity-based incentive compensation received by such person (including equity awards and shares of Common Stock received pursuant to an award) in the event such persons were awarded incentive compensation based on financial results that are subsequently restated due to the misconduct of such person (or otherwise required by applicable law), or if such covered persons are found to have engaged in certain conduct detrimental to the Company.

Other Pay Policies

Retirement and Other Benefits

Retirement benefits are offered to all eligible employees through a 401(k) defined contribution plan. 401(k) plans are common benefits provided in the financial services industry. Our executive officers, including the Chief Executive Officer, participate in this plan, and the terms governing the retirement benefits under this plan are the same as those available to substantially all employees. We do not offer any supplemental retirement benefits to our executive officers. Our healthcare, insurance, and other welfare and employee-benefit programs are generally the same for substantially all employees, including the Chief Executive Officer and executive officers. We share the cost of health and welfare benefits with our employees, which is dependent on the benefit coverage option that each employee elects. Our executive officers do not receive any perquisites or special benefits that differ materially from those available to employees generally.

Tax Treatment of Certain Compensation

Section 162(m) of the Internal Revenue Code limits the company deductibility of executive compensation paid to certain Named Executive Officers (and, beginning in 2018, certain former executive officers) to $1 million per year. Prior to the Tax Cuts and Jobs Act signed into law on December 22, 2017, Section 162(m) contained an exception to the $1 million deduction limit for certain qualifying performance-based compensation. The Tax Cuts and Jobs Act eliminated this performance-based exception other than for “written binding contracts” in effect as of November 2, 2017, so long as such contracts are not materially modified after that date.

We had structured our Stock Incentive Plan to enable grants of equity-based incentive awards to potentially be deductible under Section 162(m). Thus, we believe we should be able to deduct certain long-term performance-based equity incentive awards that were outstanding as of November 2, 2017, to the extent the awards are not later materially modified. However, similar awards made after such date will not be eligible for the exception and may not be deductible.

The Compensation Committee generally seeks ways to limit the impact of Section 162(m). However, the Compensation Committee believes that the tax deduction limitation should not compromise our ability to establish and implement incentive programs that support the compensation objectives discussed above. Accordingly, achieving these objectives and maintaining required flexibility in this regard may result in payments of compensation or grants of awards that are not deductible for federal income tax purposes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2020.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee

Douglas J. Hertz (Chair)

Shantella E. Cooper

Thomas M. Holder

Lizanne Thomas

EXECUTIVE COMPENSATION

In this section, the tables, footnotes, and narratives provide information regarding the compensation, benefits, and equity holdings in the Company for the Named Executive Officers during the years ended December 31, 2020, 2019, and 2018. Please see the Compensation Discussion and Analysis on the previous pages for a description of our executive pay program necessary to gain an understanding of the information disclosed below.

2020 Summary Compensation Table

The table below sets forth the compensation earned by our Named Executive Officers during 2020, 2019, and 2018.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Douglas L. Williams
President and Chief Executive Officer	2020	468,000	233,997	182,512	14,250	898,759
	2019	465,000	202,492	243,185	14,000	924,677
	2018	448,202	197,645	272,109	8,250	926,206
Patrick T. Oakes
EVP, Chief Financial Officer, and Secretary	2020	360,000	143,986	112,315	14,250	630,551
	2019	357,333	120,384	149,652	14,000	641,369
	2018	341,667	115,488	161,788	8,250	627,193
Richard A. Oglesby, Jr.
President, Atlanta Division	2020	355,000	141,983	110,755	14,250	621,988
	2019	352,500	118,990	147,573	14,000	633,063
	2018	338,333	115,488	159,906	8,250	621,977
Gary G. Fleming, Jr. (5)
EVP, Chief Risk Officer	2020	300,000	119,986	93,596	14,250	527,846
Kurt A. Shreiner (5)
President, Corporate Financial Services Division	2020	342,000	136,782	106,699	14,250	599,749

(1)	None of our Named Executive Officers’ base salaries increased during 2020. In 2019 and 2018, base salaries were increased effective March 1, 2019, and 2018, respectively.
(2)	This column reflects the aggregate grant date fair value of performance share awards granted in connection with LTI Plans.

The 2020 amounts include performance share awards granted in January 2020 in connection with the 2020 – 2022 LTI Plan performance period. The grant date fair value of performance share awards granted in connection with the 2020 – 2022 LTI Plan performance period are as follows: Mr. Williams – target $233,997 (maximum potential value of $467,995); Mr. Oakes – target $143,986 (maximum potential value of $287,972); Mr. Oglesby – target $141,983 (maximum potential value of $283,966); Mr. Fleming – target $119,986 (maximum potential value of $239,971); and Mr. Shreiner – target $136,782 (maximum potential value of $273,565).

The 2019 amounts include the performance share awards granted in January 2019 in connection with the 2019 – 2021 LTI Plan performance period. The grant date fair value of performance share awards granted in connection with the 2019 – 2021 LTI Plan performance period are as follows: Mr. Williams – target $202,492 (maximum potential value of $404,984); Mr. Oakes – target $120,384 (maximum potential value of $240,768); and Mr. Oglesby – target $118,990 (maximum potential value of $237,980).

The 2018 amounts include the performance share awards granted in April 2018 in connection with the 2018 – 2020 LTI Plan performance period. The grant date fair value of performance share awards granted in connection with the 2018 – 2020 LTI Plan performance period are as follows: Mr. Williams – target $197,645 (maximum potential value of $395,290); Mr. Oakes – target $115,488 (maximum potential value of $230,976); and Mr. Oglesby – target $115,488 (maximum potential value of $230,976).

For 2020, the actual number of shares of Common Stock subject to the performance share awards that may be earned (for the 2020 - 2022 LTI Plan performance period), if any, range from 0% to 200% of the target number of shares of Common Stock subject to the award. Earning of these performance share awards is based upon achievement of certain levels of the Company’s three-year average earnings per share growth percentage and the Company’s three-year total shareholder return relative to the KBW Nasdaq Regional Banking Index, with each performance metric equally weighted. The performance share awards are subject to further terms and conditions as set forth in an award agreement.

For 2018 and 2019, the actual number of shares of Common Stock subject to the performance share awards that may be earned (for the respective LTI Plan performance periods), if any, range from 0% to 200% of the target number of shares of Common Stock subject to the award. Earning of these performance share awards is based upon achievement of certain levels of the Company’s three-year return on average operating assets and the Company’s three-year total shareholder return relative to the KBW Nasdaq Regional Banking Index, with each performance metric equally weighted. The performance share awards are subject to further terms and conditions as set forth in an award agreement.

Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For 2020, the fair market value of the Company’s Common Stock on the grant date for the performance share awards was $17.57.  For 2019, the fair market value of the Company’s Common Stock on the grant date for the other stock-based awards and performance share awards was $17.57 and $18.34, respectively. For 2018, the fair market value of the Company’s Common Stock on the grant dates for the other stock-based awards and performance share awards was $18.34 and $19.20, respectively. For a discussion of the various assumptions made and methods used for determining these amounts, see Note 15 – Employee and Director Benefit Plans in the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K.

(3)	Represents cash bonus awards earned in 2020, 2019, and 2018 that were paid in February of 2021, February of 2020, and February 2019, respectively, under the STI Plan.
(4)

Named executive officers are eligible for health insurance and 401(k) benefits at the same level and subject to the same conditions as provided to all other employees. The amounts shown represent contributions made to each Named Executive Officer’s 401(k) account. The Company does not provide perquisites to its Named Executive Officers.

(5)

Messrs. Fleming and Shreiner were not Named Executive Officers during 2018 or 2019. They became Named Executive Officers in connection with the Company ceasing to qualify as an emerging growth company as defined by the JOBS Act.

2020 Grants of Plan-Based Awards

The following table shows the range of each Named Executive Officer’s annual and long-term incentive award opportunities granted for the year ended December 31, 2020. The narrative following the table describes the terms of each incentive award opportunity.

		Estimated Future Payouts Under Non-equity Incentive Plan Awards(2)				Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units ($)	Grant Date Fair Value of Stock Awards(4) ($)
Name	Award Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas L. Williams
	Annual Cash Incentive	1/29/2020	0	234,000	351,000	–	–	–	–	–
	Performance Shares	1/29/2020	–	–	–	3,329	13,318	26,636	–	233,997
Patrick T. Oakes
	Annual Cash Incentive	1/29/2020	0	144,000	216,000	–	–	–	–	–
	Performance Shares	1/29/2020	–	–	–	2,048	8,195	16,390	–	143,986
Richard A. Oglesby, Jr.
	Annual Cash Incentive	1/29/2020	0	142,000	213,000	–	–	–	–	–
	Performance Shares	1/29/2020	–	–	–	2,020	8,081	16,162	–	141,983
Gary G. Fleming, Jr.
	Annual Cash Incentive	1/29/2020	0	120,000	180,000	–	–	–	–	–
	Performance Shares	1/29/2020	–	–	–	1,707	6,829	13,658	–	119,986
Kurt A. Shreiner
	Annual Cash Incentive	1/29/2020	0	136,800	205,200	–	–	–	–	–
	Performance Shares	1/29/2020	–	–	–	1,946	7,785	15,570	–	136,782

(1)

“Annual Cash Incentive” refers to performance-based annual cash incentive award opportunities granted under our Short-Term Incentive Plan. “Performance Shares” refers to performance share awards granted under our Stock Incentive Plan. For additional information, see Compensation Discussion and Analysis—Pay Components—Short-Term Incentive Plan (STI Plan).

(2)	Reflects possible payout range of 2020 STIP cash awards.
(3)

Reflects possible payout range of 2020 performance share awards. The performance share awards granted on January 29, 2020, have a grant date fair value of $17.57. The performance share awards were granted to the Named Executive Officers for the three-year performance period of 2020 through 2022. Depending on the level of achievement of certain performance goals during the three years of the performance period, payouts of awards could range up to a maximum of 200% of the target award. For a discussion of the performance goals applicable to the performance share awards, as well as vesting, forfeiture and other terms, see Compensation Discussion and Analysis—Pay Components—Long-Term Incentive Plan (LTI Plan).

(4)

These values reflect the grant date fair value of these awards as calculated in accordance with FASB ASC Topic 718, Stock Compensation, and do not represent earned or paid compensation as the shares are subject to performance and vesting conditions. The values in the table above reflect grant date fair value assuming payment at target. For a discussion of the various assumptions made and methods used for determining these amounts, see “Note 15 – Employee and Director Benefit Plans” in the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K.

Non-Equity Incentive Plan Awards

Non-equity incentive plan compensation includes amounts earned under the STI Plan for 2020 performance, which were paid in 2021. See Compensation Discussion and Analysis—Pay Components— Short-Term Incentive Plan (STI Plan) section of this proxy statement for a description of the payouts under the STI Plan, and certain changes in the STI Plan targets due to the COVID-19 pandemic and the new 2020 STIP.

Equity Incentive Plan Awards

As previously discussed in the Compensation Discussion and Analysis—Pay Components—Long-Term Incentive Plan (LTI Plan) section in this proxy statement, the Board approved granting performance share awards in 2020 under the LTI Plan. The values of stock awards included in the table above reflect the grant date fair value of these awards as calculated utilizing the provisions of Accounting Standards Codification 718, Stock Compensation, and do not represent earned or paid compensation as the shares are subject to performance and vesting conditions. For the 2020 performance share awards, the exact number of shares issued upon vesting will vary from zero to 200 percent of the target award, depending on actual company performance relative to the performance goals. In addition, if earned, the value of a performance share award on the vesting date, based on the fair market value of our stock on that future date, likely will differ from the value on the grant date, which is based on the fair market value of a share of our stock and, with respect to a performance share award, is based on the target amount for such award. See Note 15 – Employee and Director Benefit Plans to the consolidated financial statements in our 2020 Annual Report on Form 10-K for further information regarding assumptions underlying the valuation of equity awards.

Outstanding Equity Awards at 2020 Fiscal Year-End

The Company has awarded stock options, performance share awards, and restricted stock awards to its executive officers and other employees. The terms of these awards typically provide for vesting over a defined period of time, generally over one to five years. The performance share awards will convert one-for-one into a share of Common Stock upon vesting if the performance target is met for a three-year performance period. The options expire if not exercised within ten years from the date of grant. The Company does not have a formula for determining the grant of stock awards. Awards are generally based on the subjective judgment of the Compensation Committee, with advice from the Chief Executive Officer regarding awards granted to executive officers other than the Chief Executive Officer, and taking into consideration quantitative data provided to the Compensation Committee by, and discussed with, its independent compensation consultant, F.W. Cook.

The following table sets forth certain information with respect to equity awards previously awarded to our Named Executive Officers that were outstanding as of December 31, 2020.

		Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2) (3) (4)
Douglas L. Williams	50,000	–	–	10.00	1/20/2021	12,088	192,441	48,718	775,591
Patrick T. Oakes	50,000	–	–	15.00	11/2/2025	7,063	112,443	29,518	469,927
Richard A. Oglesby, Jr.		–	–			7,063	112,443	29,138	463,877
Gary G. Fleming, Jr.	–	–	–			7,546	120,132.	24,496	389,976
Kurt A. Shreiner	–	–	–			6849	109,036	28,164	448,371
(1)

Represents shares of Common Stock granted in 2018 under the 2018 – 2020 LTI Plan and are earned based on the three-year performance period ended December 31, 2020. Such shares vest on January 20, 2021.

(2)Values were calculated based on a $15.92 closing price of our common stock on December 31, 2020.

(2)

Represents shares of Common Stock subject to performance share awards granted for the 2019 – 2021 and 2020 – 2022 LTI Plan performance periods, assuming performance achievement at maximum. The actual number of shares subject to each award that may be earned may range from 0% to 200% of the target number of shares set forth in the table above. The 2020 – 2022 awards will be earned, if at all, based upon the achievement of certain levels of the three-year average earnings per share growth percentage and the Company’s three-year total shareholder return relative to the KBW Nasdaq Regional Banking Index over the relevant performance period. The 2019 – 2021 awards will be earned, if at all, based upon the achievement of certain levels of the three-year return on average operating assets and the three-year total shareholder return relative to the KBW Nasdaq Regional Banking Index over the relevant performance period. Vesting is also contingent upon continued employment of the executive through December 31, 2021 or December 31, 2022, respectively, or as otherwise provided in the applicable award agreement.

(4)

Represents the (i) sum of (A) 71,618 shares of Common Stock subject to the 2019 – 2021 LTI Plan performance period performance share award, and (B) 88,416 shares of Common Stock subject to the 2020 – 2022 LTI Plan performance period performance share award (ii) multiplied by the closing stock price of the Company’s Common Stock on December 31, 2020, $15.92.

Option Exercises and Stock Vested

The following table summarizes the exercise of options and the vesting of stock awards by each of our Named Executive Officers during the year ended December 31, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas L. Williams
	–	–	13,289 (3)	233,504
Patrick T. Oakes
	–	–	7,635 (3)	134,157
	–	–	7,000 (4)	97,790
Richard A. Oglesby, Jr.
	12,500 (1)	60,375	7,490 (3)	131,606
Gary G. Fleming, Jr.
	–	–	2,635 (3)	46,297.05
	–	–	7,936 (5)	81,900
	–	–	2,121 (6)	24,031
	–	–	479 (7)	8,584
Kurt A. Shreiner
	10,000 (2)	58,000	5,713 (3)	100,393

(1)	Values were calculated based on a $14.83 closing price of our Common Stock on October 26, 2020.
(2)	Values were calculated based on a $15.80 closing price of our Common Stock on November 18, 2020.
(3)	For Douglas L Williams, Patrick T. Oakes, Richard A. Oglesby, Jr. Gary G. Fleming, Jr., and Kurt A. Shreiner, the amounts include the number of shares delivered following the vesting of performance share awards on January 29, 2020, based upon results achieved during a performance period that began on January 1, 2017 and ended on December 31, 2019, as determined by our Compensation Committee. For additional information, see Compensation Discussion and Analysis—Long-Term Incentive Plan (LTI Plan).
(4)	For Patrick T. Oakes, the amount represent the number of shares delivered following the vesting of restricted stock subject to RSAs on November 2, 2020.
(5)	For Gary G. Fleming Jr., the amount represent the number of shares delivered following the vesting of restricted stock subject to RSAs on April 16, 2020.
(6)	For Gary G. Fleming Jr., the amount represents the number of shares delivered following the vesting of restricted stock subject to RSAs on April 19, 2020.
(7)	For Gary G. Fleming Jr., the amount represents the number of shares delivered following the vesting of restricted stock subject to RSAs on January 17, 2020.

Potential Payments Upon Termination or Change in Control

See Compensation Discussion and Analysis—Employment and Severance Agreements for a discussion of our change in control and employment agreements that applied to our Named Executive Officers through December 31, 2020 as well as our new Severance Plan that began applying our Named Executive Officers on January 1, 2021.

General

The following tables describe the potential payments and benefits that would have been payable to our Named Executive Officers under our existing plans and agreements, assuming (1) a termination of employment and/or (2) a change in control occurred, in each case, on December 31, 2020. The amounts shown in the tables do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the Named Executive Officers.

Because the disclosures in the following table assume the occurrence of a termination of employment or a change in control as of a particular date and under a particular set of circumstances (and therefore make a number of important assumptions), the actual amount to be paid to each of our Named Executive Officers upon such termination or change in control may vary significantly from the amounts included in the table. Factors that could affect these amounts include the timing during the year of any such event, whether the acquiror in a change in control transaction assumes or issues substitute awards to replace outstanding equity awards, the continued availability of benefit policies at similar prices, and the type of, and the circumstances surrounding, any termination event that may occur. Please refer to the footnotes following the below tables for certain of these important assumptions and factors. In addition, the receipt of severance payments and other benefits by our Named Executive Officers are subject to certain conditions, including compliance with non-compete and other provisions, time period over which such payments and benefits are to be received, and other conditions and limitations, as more fully described in the footnotes. See also Compensation Discussion and Analysis—Employment and Severance Agreements for a discussion of our change in control and employment agreements that applied to our Named Executive Officers through December 31, 2020 as well as our new Severance Plan that began applying to our Named Executive Officers on January 1, 2021. See also —Equity Awards for additional discussion of conditions and limitations.

Potential Payments Upon Termination Due to Death, Disability, or Retirement as of December 31, 2020

Name	Death	Disability	Retirement
Douglas L. Williams
Cash Severance	–	468,000	–
Equity Awards (1)	192,441	192,441	192,441
Continuation of Health and Welfare Benefits (2)	–	15,690	–
Life Insurance Benefits (3)	1,000,000	–	–
Total Benefits	1,192,441	676,131	192,441
Patrick T. Oakes
Cash Severance	–	360,000	–
Equity Awards (1)	112,443	112,443	112,443
Continuation of Health and Welfare Benefits (2)	–	25,004	–
Life Insurance Benefits	–	–	–
Total Benefits	112,443	497,447	112,443
Richard A. Oglesby, Jr.
Cash Severance	–	355,000	–
Equity Awards (1)	112,443	112,443	112,443
Continuation of Health and Welfare Benefits (2)	–	13,346	–
Life Insurance Benefits	–	–	–
Total Benefits	112,443	480,789	112,443
Gary G. Fleming, Jr.
Cash Severance	–	–	–
Equity Awards (1)	93,705	93,705	93,705
Continuation of Health and Welfare Benefits	–	–	–
Life Insurance Benefits	–	–	–
Total Benefits	93,705	93,705	93,705
Kurt A. Shreiner
Cash Severance	–	342,000	–
Equity Awards (1)	109,036	109,036	109,036
Continuation of Health and Welfare Benefits (2)	–	15,505	–
Life Insurance Benefits	–	–	–
Total Benefits	109,036	466,541	109,036

(1)	In the event of the Named Executive Officer’s death or disability: (i) any unvested restricted stock awards shall vest; (ii) any unvested restricted stock units shall vest; (iii) any unvested options shall vest and become exercisable (must be exercised prior to close of option period); and (iv) the pro rata portion of performance share awards shall vest only to the extent the performance metrics are attained. In the event of the Named Executive Officer’s retirement: (i) any unvested restricted stock awards shall be forfeited; (ii) any unvested restricted stock units shall vest; (iii) any unvested options shall vest and become exercisable (must be exercised prior to close of option period); and (iv) the pro rata portion of performance share awards shall vest only to the extent the performance metrics are attained. Amounts represent the (i) difference between the fair market value as of December 31, 2020 of the underlying shares over the exercise price of all unvested stock options, and (ii) the fair market value of unvested restricted stock awards, certain restricted stock units, and certain performance share awards. For any performance share award where vesting remains subject to actual performance over a performance period, (i) we have calculated the value (if any) of awards associated with performance periods ending in 2020 based on actual performance, and (ii) we have ascribed no value to awards associated with performance periods ending after 2020 because there is no guarantee that we will meet the threshold performance criteria required for these awards to vest and be paid.
(2)	In the event of Mr. Williams’, Mr. Oakes’, Mr. Oglesby’s or Mr. Shreiner’s disability, such Named Executive Officer is entitled to continued healthcare coverage for twelve (12) months following the date of termination.
(3)	Mr. Williams shall be the sole beneficiary under this life insurance policy, with his estate being entitled to receive $1,000,000 of the benefits under the policy in the event of death during the term of employment.

Potential Payments Upon Termination With Cause, Without Cause, or for Good Reason as of December 31, 2020

Name	Cause	Without Cause	Good Reason
Douglas L. Williams
Cash Severance (1)	–	2,047,500	2,047,500
Equity Awards (2)	192,441	192,441	192,441
Continuation of Health and Welfare Benefits (3)	–	23,535	23,535
Life Insurance Benefits	–	–	–
Total Benefits	192,441	2,263,476	2,263,476
Patrick T. Oakes
Cash Severance (1)	–	1,422,000	1,422,000
Equity Awards (2)	112,443	112,443	112,443
Continuation of Health and Welfare Benefits (3)	–	37,506	37,506
Life Insurance Benefits	–	–	–
Total Benefits	112,443	1,571,949	1,571,949
Richard A. Oglesby, Jr.
Cash Severance (1)	–	1,278,000	1,278,000
Equity Awards (2)	112,443	112,443	112,443
Continuation of Health and Welfare Benefits (3)	–	20,019	20,019
Life Insurance Benefits	–	–	–
Total Benefits	112,443	1,410,462	1,410,462
Gary G. Fleming, Jr.(4)
Cash Severance	–	–	–
Equity Awards (5)	93,705	93,705	93,705
Continuation of Health and Welfare Benefits	–	–	–
Life Insurance Benefits	–	–	–
Total Benefits	93,705	93,705	93,705
Kurt A. Shreiner
Cash Severance (1)	–	1,231,200	1,231,200
Equity Awards (2)	109,036	109,036	109,036
Continuation of Health and Welfare Benefits (3)	–	23,258	23,258
Life Insurance Benefits	–	–	–
Total Benefits	109,036	1,363,494	1,363,494

(1)	In the event the Company terminates the respective Named Executive Officer without Cause (as defined in the applicable employment agreement) or the respective Named Executive Officer terminates employment for Good Reason (as defined in the applicable employment agreement): (i) Mr. Williams and Mr. Oakes are each entitled to a severance payment of 2.25 times the sum of his annual base salary and his target STIP bonus, in addition to pro-rated portions of his STIP and LTIP compensation for the performance period during which the termination occurs (to the extent earned); and (ii) Mr. Oglesby and Mr. Shreiner will be entitled to receive a severance payment equal to 2.0 times his annual base salary and his target STIP bonus in addition to pro-rated portions of his or her STIP and LTIP compensation for the performance period during which the termination occurs (to the extent earned).
(2)	In the event the Company terminates the respective Named Executive Officer without Cause (as defined in the applicable employment agreement) or the respective Named Executive Officer terminates employment for Good Reason (as defined in the applicable employment agreement): (i) any unvested restricted stock awards shall vest; (ii) any unvested restricted stock units shall vest; (iii) any unvested options shall vest and become exercisable (must be exercised prior to close of option period); and (iv) the pro rata portion of performance share awards (to the extent earned) shall vest. Amounts represent the (i) difference between the fair market value as of December 31, 2020 of the underlying shares over the exercise price of all unvested stock options, and (ii) the fair market value of unvested restricted stock awards, certain restricted stock units, and certain performance share awards. For any performance share award where vesting remains subject to actual performance over a performance period, (i) we have calculated the value (if any) of awards associated with performance periods ending in 2020 based on actual performance, and (ii) we have ascribed no value to awards associated with performance periods ending after 2020 because there is no guarantee that we will meet the threshold performance criteria required for these awards to vest and be paid.
(3)	In the event of the respective Named Executive Officer’s without Cause termination by the Company or termination for Good Reason by the executive, such Named Executive Officer is entitled to continued healthcare coverage for eighteen (18) months following the date of termination.
(4)	Mr. Fleming is a participant in the CIC Plan, and therefore has different terms for potential payments upon termination without a Change in Control (as defined in the CIC Plan).
(5)	Amounts represent the performance share awards earned under the LTI Plan. For any performance share award where vesting remains subject to actual performance over a performance period, (i) we have calculated the value (if any) of awards associated with performance periods ending in 2020 based on actual performance, and (ii) we have ascribed no value to awards associated with performance periods ending after 2020 because there is no guarantee that we will meet the threshold performance criteria required for these awards to vest and be paid.

Potential Payments Upon Termination in Connection with a Change in Control as of December 31, 2020

Name	Change in Control
Douglas L. Williams
Cash Severance (1)	2,047,500
Equity Awards (2)	192,441
Continuation of Health and Welfare Benefits (3)	23,535
Life Insurance Benefits	–
Total Benefits	2,263,476
Patrick T. Oakes
Cash Severance (1)	1,422,000
Equity Awards (2)	112,443
Continuation of Health and Welfare Benefits (3)	37,506
Life Insurance Benefits	–
Total Benefits	1,571,949
Richard A. Oglesby, Jr.
Cash Severance (1)	1,278,000
Equity Awards (2)	112,443
Continuation of Health and Welfare Benefits (3)	20,019
Life Insurance Benefits	–
Total Benefits	1,410,462
Gary G. Fleming, Jr.
Cash Severance (1)	750,000
Equity Awards (2)	120,132
Continuation of Health and Welfare Benefits (3)	34,801
Life Insurance Benefits	–
Total Benefits	904,934
Kurt A. Shreiner
Cash Severance (1)	1,231,200
Equity Awards (2)	109,036
Continuation of Health and Welfare Benefits (3)	23,258
Life Insurance Benefits	–
Total Benefits	1,363,494

(1)	In the event the Company terminates the Named Executive Officer in connection with a Change in Control (as defined in the CIC Plan with respect to Mr. Fleming or as defined in the applicable employment agreement with respect to the other Named Executive Officers): (i) Mr. Williams and Mr. Oakes are each entitled to a severance payment of 2.25 times the sum of his annual base salary and his target STIP bonus, in addition to pro-rated portions of his STIP and LTIP compensation for the performance period during which the termination occurs (to the extent earned); (ii) Mr. Oglesby and Mr. Shreiner are each entitled to receive a severance payment equal to 2.0 times his or her annual base salary and his or her target STIP bonus; and (iii) Mr. Fleming is entitled to receive a severance payment equal to 1.5 times his annual base salary and his target STIP bonus.
(2)	Upon a termination in connection with a Change in Control, if an equity award is not assumed or substituted, options will become fully vested and exercisable and all non-performance-based awards other than options shall become fully vested, earned and payable. Performance-based awards contingent upon attaining target level of performance will be deemed earned at target. Further, if an award is assumed or substituted, it will become vested and earned (and exercisable) if the Named Executive Officer’s employment is terminated by the Company not for Cause or by the Named Executive Officer for Good Reason within six (6) months before or one (1) year after a Change in Control (as defined in the Stock Incentive Plan). Performance awards will be deemed earned at target. Notwithstanding foregoing, if a Named Executive Officer has an employment agreement as of the effective date of the Stock Incentive Plan or is a participant to the Company’s CIC Plan, he will be entitled to greater of such benefits. Amounts represent the (i) difference between the fair market value as of December 31, 2020 of the underlying shares over the exercise price of all unvested stock options, and (ii) the fair market value of unvested restricted stock awards, certain restricted stock units, and certain performance share awards. For any performance share award where vesting remains subject to actual performance over a performance period, (i) we have calculated the value (if any) of awards associated with performance periods ending in 2020 based on actual performance, and (ii) we have ascribed no value to awards associated with performance periods ending after 2020 because there is no guarantee that we will meet the threshold performance criteria required for these awards to vest and be paid.
(3)	Under the CIC Plan with respect to Mr. Fleming or under the applicable Employment Agreement with respect to the other Named Executive Officers, upon a termination in connection with a Change in Control, each Named Executive Officer is entitled to continued healthcare coverage in an amount equal to the excess of the cost of the coverage over the amount that the executive would have had to pay if the executive remained employed for 18 months following the date of termination.

Performance-Based Awards

The Company grants both cash- and equity-based awards in recognition of performance. The Company issues cash-based awards to its executive officers upon achievement of certain performance goals established under the Company’s STI Plan. Under the Company’s LTI Plan, for performance periods beginning prior to January 1, 2018, key employees could earn fully vested other stock-based awards (granted under the Stock Incentive Plan) if certain performance goals were met at the end of a performance period. For performance periods starting January 1, 2018, performance share awards were granted upon establishment of the performance period under the Stock Incentive Plan, pursuant to which shares of Common Stock may be earned and vested upon achieving certain performance goals at the end of the performance period. Performance periods have historically been set as a three-year period (and may not be less than one year pursuant to the terms of the LTI Plan). For 2016 and 2017, the shares shown below represent fully vested shares of Common Stock granted pursuant to other stock-based awards at the end of the respective LTI Plan performance periods. For 2018, the shares shown below represent fully vested shares of Common Stock granted pursuant to other stock-based awards upon conclusion of the 2016 – 2018 LTI Plan performance period, and performance share awards granted in connection with the establishment of the 2018 – 2020 LTI Plan performance period. For 2019, the shares shown below represent fully vested shares of Common Stock granted pursuant to other stock-based awards upon conclusion of the 2017 – 2019 LTI Plan performance period, and performance share awards granted in connection with the establishment of the 2019 – 2021 LTI Plan performance period. The STI Plan and LTI Plan are discussed in more detail above in the “Summary Compensation—Executive Officer Short-Term Incentive Plan” and “Summary Compensation—Executive Officer Long-Term Incentive Plan” sections.

Equity Compensation Plan Information

The following table provides information with respect to securities authorized for issuance under all of the Company’s equity compensation plans as of December 31, 2020. The maximum aggregate number of shares of Common Stock that the Company may issue pursuant to awards granted under the Stock Incentive Plan may not exceed the sum of (i) 4,000,000 shares, plus (ii) the approximately 525,000 shares that remained available under the 2006 Plan for the grant of awards as of May 21, 2015, plus (iii) any shares subject to an award granted under the 2006 Plan, which award is at any time forfeited, cancelled, terminated, expires or lapses for any reason. In addition, certain shares subject to awards granted under the Stock Incentive Plan may again be available for issuance as discussed above in the “2015 Stock Incentive Plan” section. The maximum aggregate number of shares of Common Stock that may be issued under the Stock Incentive Plan pursuant to the grant of incentive stock options may not exceed 4,000,000 shares.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- Average exercise price of outstanding options, warrants and rights (b) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	117,000	12.14	2,986,833
Equity compensation plans not approved by security holders	–	–	–
Total	117,000	12.14	2,986,833

(1)	The weighted-average exercise price of outstanding options, warrants and rights relates solely to stock options, which are the only currently outstanding exercisable security, and does not relate to performance share awards or restricted stock awards that convert to Common Stock.

Chief Executive Officer Pay Ratio

Pay Ratio

We believe executive pay must be internally consistent and equitable to motivate our employees to create shareholder value. We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay our executive officers receive and the pay our other employees receive. The Compensation Committee reviewed a comparison of Chief Executive Officer pay to the pay of all our employees (other than our Chief Executive Officer) in 2020. The compensation for our Chief Executive Officer in 2020 was approximately 9 times the median pay of our employees.

9:1 Chief Executive Officer Pay Ratio

Our Chief Executive Officer to median employee pay ratio is calculated in accordance with Item 402(u) of Regulation S-K (the “pay ratio rule”). This ratio is intended to represent a reasonable estimate calculated in a manner consistent with the pay ratio rule and is based on our employee and payroll records and the methodology described below. We identified the median employee by examining the 2020 total cash compensation for all individuals (excluding our Chief Executive Officer) who were employed by us on December 31, 2020. We included all employees, whether employed on a full-time or part-time basis. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and we did not annualize the compensation for any full-time employees who were not employed by us for all of 2020. We believe the use of total cash compensation for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees.

Based upon the methodology described herein, the 2020 annual total compensation of our Chief Executive Officer was $977,495 (including $26,321 in employer-provided health and welfare benefits not included in the 2020 Summary Compensation Table), the 2020 annual total compensation of our median employee was $107,877 (including $5,628 in employer-provided health and welfare benefits), and the ratio of these amounts was 9:1. We calculated 2020 total compensation using the same methodology we use for our Named Executive Officers as set forth in the 2020 Summary Compensation Table later in this proxy statement and included the value of employer-provided health and welfare benefits under nondiscriminatory health and welfare benefit plans.

The pay ratio rule allows companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations when calculating the ratio. Our reported ratio may not be comparable to those reported by other companies due to differences in industry, business models, geography, scope of operations and scale, as well as due to the different estimates, assumptions and methodologies applied by other companies in calculating their ratios.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Mr. Hertz (Chair), Ms. Cooper, Mr. Holder and Ms. Thomas. None of the members of the Compensation Committee during 2020 served as an officer or employee of the Company during the year ended December 31, 2020. No interlocking relationships exist between the Board or the Compensation Committee and the board of directors or compensation committee of any other company. None of the members of the Compensation Committee had any transaction that is required to be disclosed as a related person transaction pursuant to SEC rules.

DIRECTOR COMPENSATION

Compensation to our non-employee directors consists of an annual cash retainer, an annual restricted stock award, an annual cash retainer for the chairperson of committees of the Board and the Bank Board as listed below, and an annual cash retainer for the Company’s non-executive Chairman of the Board. Under the Stock Incentive Plan, in any twelve-month period, no non-employee director may be granted awards for more than $100,000 in fair value of shares of Common Stock (or the equivalent value thereof based on the fair market value of the Common Stock on the award’s grant date); provided that no director cash retainer fees or other fees settled in shares of Common Stock will be subject to this limitation. Director compensation is recommended to the Board by the Compensation Committee and approved by the Board. Each of our directors also serves as a director of the Bank but is not separately compensated for service on the Bank Board or committees thereof, except as indicated.

The tables below presents the 2020 compensation schedule for non-employee directors.

Cash ($)
Annual Cash Retainers
Board Chair	70,000
Board Member	35,000
Committee Chair
Audit Committee	10,000
Compensation Committee	6,500
Governance and Nominating Committee	5,000
Bank Board Committee Chair
Credit Committee	6,500
ALCO Committee	5,000
Trust Fiduciary Committee	5,000

Restricted Stock ($)
Annual Equity Grant
Board Member	25,000

The annual equity grant consists of restricted shares of Common Stock having a fair market value at the time of grant of $25,000, which shares will generally vest on the earlier of the first anniversary of the grant date or the date of the next annual shareholders meeting (so long as the period between the date of the annual meeting of the Company’s shareholders related to the grant date and the date of the next annual meeting of the Company’s shareholders is not less than 50 weeks). The restricted shares granted in 2020 were issued at a grant date fair value of $11.40 per share. All of the options that were granted in prior years to current and former Company non-employee directors have vested and become exercisable, which includes options to purchase an aggregate of 10,000 shares of the Company’s Common Stock.

There have been no changes to non-employee director compensation for fiscal year 2021.

The table below sets forth the compensation received by each individual who served as a non-employee director at any time during 2020.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Walter M. Deriso, Jr.	110,000	24,989	134,989
Shantella E. Cooper	35,000	24,989	59,989
David H. Eidson(3)	1,332	–	1,332
Henchy R. Enden	40,000	24,989	64,989
James H. Graves	38,964	24,989	63,953
Douglas J. Hertz	41,500	24,989	66,489
Thomas M. Holder(4)	28,846	24,989	53,835
R. Charles Shufeldt(5)	16,190	–	16,190
Lizanne Thomas	40,000	24,989	64,989
Marietta Edmunds Zakas	45,000	24,989	69,989

(1)	Mr. Williams, who was an employee of the Company during the fiscal year ended December 31, 2020, received no compensation for his service as a director in 2020. All amounts related to his compensation as a Named Executive Officer during the fiscal year ended December 31, 2020 are included in the “2020 Summary Compensation Table” above.

(2)	Represents the aggregate grant date fair value of restricted stock awards granted during the fiscal year computed in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the director. For a discussion of the various assumptions made and methods used for determining these amounts, see Note 15 – Employee and Director Benefit Plans in the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K. No option awards were granted to non-employee directors during the year ended December 31, 2020. The table below shows the aggregate numbers of option and restricted awards outstanding for each non-employee director as of December 31, 2020.

	Aggregate Option and Restricted Stock Awards Outstanding as of December 31, 2020 (#)
Name	Options	Restricted Awards
Walter M. Deriso, Jr.	–	2,192
Shantella E. Cooper	–	2,192
David H. Eidson	–	–
Henchy R. Enden	–	2,192
James H. Graves	–	2,192
Douglas J. Hertz	5,000	2,192
Thomas M. Holder	–	2,192
R. Charles Shufeldt	–	–
Lizanne Thomas	–	2,192
Marietta Edmunds Zakas	5,000	2,192

(3)	Mr. Eidson was appointed to the Board on December 17, 2020 and received pro-rated fees and restricted stock awards for service in 2020.

(4)	Mr. Holder was appointed to the Board on March 4, 2020 and received pro-rated fees and restricted stock awards for service in 2020.

(5)	Mr. Shufeldt did not stand for re-election at the 2020 annual meeting of shareholders. His term expired on May 21, 2020. He was consequently not granted annual restricted stock awards for the year subsequent to his retirement. Mr. Shufeldt held vested but unexercised options at the time of his termination. He had three (3) months following termination to exercise such options, at which time all of his unexercised options expired.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors currently is composed of five independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee annually reviews and assesses the adequacy of the Audit Committee charter.

Management is responsible for the Company’s internal controls and the financial reporting process. Ernst & Young LLP, the Company’s registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report on those financial statements. The Audit Committee, among other things, is responsible for monitoring and overseeing these processes and is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent auditors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors.

The Audit Committee reviewed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm (i) the matters to be discussed as required by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB and (ii) the independent registered public accounting firm’s independence from Atlantic Capital Bancshares, Inc., and its management, including the matters in the written disclosures and the letter we received from the independent registered public accounting firm required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent registered public accounting firm’s communications with the Audit Committee on independence. The Audit Committee considered the appropriateness of the provision of non-audit services by the independent registered public accounting firm relative to their independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Submitted by the Audit Committee

Marietta Edmunds Zakas (Chair)
Shantella E. Cooper
David H. Eidson
Henchy R. Enden
James H. Graves

PROPOSAL 2 – RATIFICATION OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

The Audit Committee of the Board of Directors has retained Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Although the Audit Committee has the sole authority to select and appoint the independent registered public accounting firm, the Board deems it advisable to obtain your ratification of this appointment. In determining that Ernst & Young be retained as the Company’s independent registered public accounting firm, the Audit Committee considered whether the provision of non-audit services by Ernst & Young was compatible with maintaining Ernst & Young’s independence and concluded that it was.

Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire.

The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Properly submitted proxies will be voted “FOR” ratification of the appointment of Ernst & Young unless otherwise specified. If the shareholders do not ratify the appointment of Ernst & Young, the Audit Committee will consider a change in independent registered public accounting firm for the next fiscal year.

Fees

The following table presents fees for professional audit services rendered by Ernst & Young for the years ended December 31, 2020 and 2019, respectively, and fees billed for other services it rendered during those periods:

	Fiscal Year Ended
Fee Type	December 31, 2020	December 31, 2019
Audit Fees (1)	$631,500	$538,500
Audit-Related Fees (2)	$11,000	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total Fees	$642,500	$538,500

(1)	“Audit Fees” are fees billed for professional services for the audit of the consolidated financial statements included in our Annual Report on Form 10-K, the audit of internal control over financial reporting pursuant to the requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA) and the review of financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.
(2)	“Audit-Related Fees” are fees for due diligence services and the review of other SEC filings and communications.
(3)	“Tax Fees” consist of the aggregate fees billed for professional services rendered by the auditor for tax advice and tax planning.
(4)	“All Other Fees” are fees related to services other than those reported under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees.”

Audit Committee Pre-Approval Policy for Independent Auditor Services

It is the policy of the Audit Committee to pre-approve all audit, audit-related, tax, and other permitted non-audit services performed by the independent public accountants in order to assure that they do not impair the accountant’s independence from the Company. Accordingly, the Audit Committee has adopted procedures for the pre-approval of services to be performed by the independent public accountants.

Pursuant to this policy, the Audit Committee will review, at least annually, and approve the terms of the audit engagement. At least annually, and at such other times as the Audit Committee deems necessary or appropriate to carry out its responsibilities, the Audit Committee will review both a report summarizing the services, provided or anticipated to be provided by the auditor and the related fees and costs, and a listing of newly requested services subject to pre-approval since its last regularly scheduled meeting. Any proposed engagement relating to permissible non-audit services must be presented to the Audit Committee and pre-approved on a case-by-case basis. In addition, particular categories of permissible non-audit services that are recurring may be pre-approved by the Audit Committee. The Audit Committee reviews requests for the provision of audit and non-audit services by the Company’s independent public accountants and determines if they should be approved. Such requests could be approved either at a meeting of the Audit Committee or upon approval by the Chair of the Audit Committee if approval is needed between Audit Committee meetings and the Audit Committee delegates such authority to the Chair. Any such interim approvals must be reported to the Audit Committee at its next scheduled meeting. Prior to approving any services, the Audit Committee considers whether the provision of such services is consistent with the SEC’s and the PCAOB’s rules on auditor independence and is compatible with maintaining the independence of the Company’s independent public accountants.

All fees related to audit, audit-related, tax, and other permitted non-audit services provided by Ernst & Young were reviewed and pre-approved by the Audit Committee.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are providing our shareholders with the opportunity at the 2021 Annual Meeting to vote on a non-binding advisory resolution, commonly known as a “say-on-pay” proposal, approving the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation or the compensation of any specific Named Executive Officers, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. A discussion of these items is found in the Compensation Discussion and Analysis section of this proxy statement.

Our executive compensation programs are designed to attract, motivate, and retain a high-quality executive team by providing competitive pay and benefits that reflect our financial operational size. Under these programs, our Named Executive Officers are rewarded for the achievement of our short-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our shareholders. The Compensation Committee and the Board believe that our executive compensation program achieves an appropriate balance between fixed compensation and variable incentive compensation, pays for performance and promotes an alignment between the interests of our Named Executive Officers and our shareholders.

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board value the opinions of our shareholders and will take the outcome of the vote into account when determining the future compensation of the Company’s Named Executive Officers.

The Board of Directors recommends a vote “FOR” the following resolution related to the advisory approval of the compensation of our Named Executive Officers:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the proxy statement for our 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, Named Executive Officer compensation tables and related narrative discussion, is hereby APPROVED.”

PROPOSAL 4 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act also requires us to hold a separate non-binding advisory shareholder vote with respect to the frequency of the “Say on Pay” vote (Proposal 3).  Shareholders may vote for a frequency of every year, every two years, or every three years (commonly known as the “say-on-frequency” proposal).  Shareholders may also abstain from making a choice. As this is the first year in which we are required to hold an advisory vote on executive compensation pursuant to the rules of the SEC, we do not currently have an established frequency for such votes. After such initial vote is held, Section 14A requires all public companies to submit the say-on-frequency proposal to their shareholders no less often than every six years.

The Board believes that an annual vote on Named Executive Officer compensation provides shareholders with the opportunity to provide regular, direct input to the Board and its Compensation Committee about the Company’s executive compensation program. An annual executive compensation advisory vote is consistent with our policy of reviewing our compensation program annually, as well as seeking frequent input from our shareholders on corporate governance and executive compensation matters. We believe an annual vote would be the best governance practice for the Company at this time.

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board of Directors. The Board of Directors may determine that it is in the best interests of our shareholders and the Company to hold a Say on Pay vote more or less frequently than may be indicated by this advisory vote of our shareholders. Nonetheless, the Compensation Committee and the Board will take into account the outcome of this advisory vote when considering how frequently to seek an advisory vote on Say on Pay in future years.

While the Board of Directors recommends that a Say on Pay proposal be voted on every year, you are not voting to approve or disapprove of the Board’s recommendation. Rather, you will be able to specify one of four choices for the say-on-frequency, as follows: (i) one year, (ii) two years, (iii) three years, or (iv) abstain. The frequency receiving the greatest number of votes cast will be deemed by us as the frequency that has been recommended by our shareholders.

The Board of Directors recommends a vote “ONE YEAR” on the advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Bank conducts banking transactions in the ordinary course of business with officers and directors of the Company and the Bank and their associates, affiliates, and family members. While certain provisions of the Sarbanes-Oxley Act generally prohibit us from making personal loans to our executive officers and directors, it permits the Bank to make loans to our executive officers and directors so long as such loans are on non-preferential terms. The Bank makes loans to our executive officers, directors, and their family members that are made in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features.

The Board of Directors has adopted written policies to comply with applicable regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors, and principal shareholders).

Transactions with related parties are subject to a written Related Person Transaction Policy. The Audit Committee reviews and approves all related party transactions between the Company and any related person, as defined by the SEC, on an ongoing basis and in accordance with the Company’s Related Person Transaction Policy. The Audit Committee discusses related party transactions with management and the Company’s independent registered public accounting firm regarding the business rational for the transactions and whether appropriate disclosures have been made.

Walter M. Deriso, III, the son of Walter M. “Sonny” Deriso, Jr., Chairman of the Company’s Board, has been employed by the Bank since its inception, and is currently a Senior Vice President. During the fiscal year ended December 31, 2020 Mr. Deriso, III was paid approximately $274,544 in aggregate compensation and received other benefits (approximately $25,733 in aggregate value), which is comparable to compensation and benefits received by employees having similar positions. During the first quarter of fiscal year ending December 31, 2021, Mr. Deriso, III has been paid approximately $141,997 and has received other benefits (approximately $5,500 in aggregate value), which is comparable to compensation and benefits received by employees having similar positions. The compensation of Mr. Deriso, III was established by the Bank in accordance with its employment and compensation practices applicable to employees holding comparable positions.

Other than the foregoing, since the beginning of our last fiscal year, there have been no transactions and there are no currently proposed transactions in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any of our executive officers and directors had or will have a direct or indirect material interest.

DELINQUENT SECTION 16(a) REPORTS

Section 16 of the Exchange Act requires the Company’s directors, certain officers, and beneficial owners of more than ten percent of the Common Stock to file reports with the SEC indicating their holdings of and transactions in the Company’s equity securities and to provide copies of such reports to the Company. Based solely on a review of such copies and written representations from the Company’s reporting persons, the Company believes that all Section 16 filing requirements were fulfilled on a timely basis except that (i) Mr. Oglesby filed one late Form 4 reporting the withholding of stock to satisfy tax withholding obligations upon vesting of restricted stock awards, (ii) Mr. Shreiner filed one late Form 4 reporting the withholding of stock to satisfy tax withholding obligations upon vesting of restricted stock awards, and (iii) Mr. Oglesby filed a Form 5 reporting an open market purchase of stock. Such omissions were due to administrative oversight.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

Under certain conditions, shareholders may request that we include a proposal or director nomination at a forthcoming meeting of our shareholders in the proxy materials of the Company for such meeting. Under SEC Rule 14a-8, any shareholder desiring to present a proposal to take action at the 2022 annual meeting of shareholders and include such proposal in our proxy materials must ensure that we receive the proposal, to be eligible for inclusion in our proxy statement, at our principal executive office, which is set forth under “Corporate Governance Matters—Company Address” by December 10, 2021. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In order for a shareholder proposal, including a nomination for election to the Board of Directors, to be submitted at the 2022 annual meeting of shareholders (but not included in our proxy statement) the proposal must be received by the Company’s Secretary at least 90 but not more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Consequently, any shareholder proposal to be submitted at the 2022 annual meeting of shareholders (but not included in our proxy statement) will not be considered timely unless the notice required by our Bylaws is delivered to the Secretary not earlier than the close of business on January 20, 2022 and not later than the close of business on February 18, 2022.

The shareholder notice, with respect to all shareholder proposals, must comply in all respects with Section 2.5 of the Company’s Bylaws, which requires that such proposal be in writing and include (i) whether the shareholder, any such beneficial holder, or any nominee has any agreement, arrangement, or understanding with, or has received any financial assistance, funding, or other consideration from, any other person with respect to the investment by the shareholder or such beneficial holder in the Company or the shareholder’s nomination, and the details thereof, including the name of such other person (the shareholder, any beneficial holder on whose behalf the notice is being delivered, any nominees, and any persons with whom such agreement, arrangement, or understanding exists or from whom such assistance has been obtained are collectively referred to as “Interested Persons”), (ii) the name and address of all Interested Persons, (iii) a complete listing of the record and beneficial ownership positions of all equity securities and debt instruments of the Company or any of its subsidiaries held by all Interested Persons, (iv) whether and the extent to which any hedging, derivative, or other transaction is in place or has been entered into within the prior six (6) months by or for the benefit of any Interested Person, and if so, a summary of the material terms thereof, and (v) a representation that the shareholder is a holder of record of stock of the Company that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination. In addition, a shareholder notice with respect to a matter other than the nomination of directors must also contain (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by the shareholders, and (ii) a brief written statement of the reasons why such shareholder favors the proposal.

In addition, a shareholder notice with respect to director nominations must also include (i) such information relating to each shareholder nominee that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Exchange Act (or the corresponding provisions of any successor regulation), (ii) each nominee’s signed consent to serve as a director of the Company if elected, (iii) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation), and (iv) whether the shareholder is nominating such individual(s) at the request of a beneficial holder of shares. The Company may also require any proposed nominee to furnish such other information, including completion of the Company’s directors’ questionnaire, as it may reasonably require determining whether the nominee would be considered “independent” as a director or as a member of the audit committee of the Board of Directors under the various rules and standards applicable to the Company.

This section is subject to and qualified entirely by the requirements for shareholder proposals set forth in the Company’s Bylaws. A copy of the Company’s Bylaws is available upon written request by following the instructions under “Corporate Governance Matters—Company Address.”

It is presently anticipated that the Company’s 2022 annual meeting of shareholders will be held in May 2022. However, if the date of the 2022 annual meeting of shareholders is advanced by more than 30 days or delayed by more than 60 days from the one-year anniversary of the date of the 2021 Annual Meeting, the Company will, in a timely manner, provide public notice of the new date of the 2022 annual meeting of shareholders and the new dates by which shareholder proposals submitted pursuant to and outside of SEC Rule 14a-8 must be received by the Company.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

SEC rules permit registrants to send a single copy of their proxy materials to any household at which two or more shareholders reside if the registrant believes they are members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces the expense to the registrant. The Company has not implemented these householding rules with respect to its record holders; however, a number of brokerage firms have instituted householding, which may affect certain beneficial owners of Common Stock. If your family has multiple accounts by which you hold Common Stock, you may have previously received a householding notification from your broker. Please contact your broker directly if you have any questions, require additional copies of the proxy materials, or wish to revoke your decision to household, and thereby receive multiple copies of the proxy materials. Those options are available to you at any time

ANNUAL REPORT

We filed an Annual Report on Form 10-K with the SEC on March 16, 2021.  We make available on our website, www.atlanticcapitalbank.com (by clicking the “Investor Relations” link, then “Financial Information,” then “Documents”), our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Annual Report on Form 10-K also serves as the annual disclosure statement of the Bank pursuant to Part 350 of the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”). The Form 10-K has not been reviewed or confirmed for accuracy or relevancy by the FDIC. Shareholders may also obtain a copy of these reports, without charge, upon request by following the instructions under “Corporate Governance Matters—Company Address.”

OTHER MATTERS

As to any other matter of business that may be brought before the Annual Meeting, a vote may be cast in the discretion of the proxy holders at the Annual Meeting. The Board of Directors does not know of any such other business.

By order of the Board of Directors

Patrick T. Oakes
Secretary
Atlanta, Georgia
April 9, 2021

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. To elect ten directors of the Company to serve one-year terms expiring at the 2022 annual meeting of shareholders or until their successors are duly elected and qualified 01 - Walter M. Deriso, Jr. 04 - Henchy R. Enden 07 - Thomas M. Holder 10 - Marietta Edmunds Zakas 02 - Shantella E. Cooper 05 - James H. Graves 08 - Lizanne Thomas 03 - David H. Eidson 06 - Douglas J. Hertz 09 - Douglas L. Williams Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 02 03 04 05 06 07 08 0910 For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. 3. To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers. 1 Year 2 Years 3 Years Abstain 4. To approve, on a non-binding advisory basis, the frequency of future shareholder advisory votes on the compensation of our Named Executive Officers. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 03F4KB B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Diirreccttorrss recoommmmeenndd aavvootteeFFOORRaPllrothpeosnaolsm1in-3eeasndlis1teYdE,AFROfRorPrPorpoopsoaslaslX4.– X and for every X YEARS on Proposal X. 2021 Annual Meeting Proxy Card

The 2021 Annual Meeting of Shareholders of Atlantic Capital Bancshares, Inc. will be held on Friday, May 20, 2021 at 10:00 a.m., Eastern Daylight Time, virtually via the internet at www.meetingcenter.io/259530454. The password for this meeting is — ACBI2021. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.edocumentview.com/ACBI q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Notice of 2021 Annual Meeting of Shareholders Proxy Solicited by the Board of Directors of Atlantic Capital Bancshares, Inc. for Annual Meeting of Shareholders — May 20, 2021 The undersigned shareholder hereby appoints Douglas L. Williams, Patrick T. Oakes and Annette F. Rollins, and each of them individually, attorneys and proxies for the undersigned with full power of substitution, to act with respect to and to vote all shares which the undersigned is entitled to vote, with the powers the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Atlantic Capital Bancshares, Inc., to be held on May 20, 2021, at 10:00 a.m., Eastern Daylight Time, virtually via the internet at www.meetingcenter.io/259530454, and at any adjournments or postponements thereof, as directed on this proxy voting card with respect to the matters set forth on this proxy card, and with discretionary authority on all other matters that properly come before the meeting, all as more fully described in the Proxy Statement received by the undersigned shareholder. To access the virtual meeting, you must have the information which includes your unique control number, in the shaded bar located on the reverse side of this form. The password for this meeting is ACBI2021. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND 1 YEAR FOR PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE Revocable Proxy - Atlantic Capital Bancshares, Inc.